Exhibit 10.1

EXECUTION VERSION
AMENDMENT NO. 9
(Ares Capital JB Funding LLC)

THIS AMENDMENT NO. 9, dated as of April 28, 2023 (this “Amendment”), is entered into by and among Ares Capital JB Funding LLC, as the borrower (together with its successors and assigns in such capacity, the “Borrower”), Ares Capital Corporation, as the servicer (together with its successors and assigns in such capacity, the “Servicer”) and as the transferor (together with its successors and assigns in such capacity, the “Transferor”), Sumitomo Mitsui Banking Corporation (“SMBC”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as a lender (together with its successors and assigns in such capacity, a “Lender”), Citizens Bank, N.A. (“Citizens Bank”), as a lender (together with its successors and assigns in such capacity, a “Lender”), Sumitomo Mitsui Trust Bank, Limited, New York Branch (“SuMi Trust”), as a lender (together with its successors and assigns in such capacity, a “Lender” and, together with SMBC and Citizens Bank, the “Lenders”), SMBC, as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), and U.S. Bank National Association, as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and as the Bank (together with its successors and assigns in such capacity, the “Bank”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Loan and Servicing Agreement (as defined below).

R E C I T A L S

WHEREAS, the above-named parties have entered into the Loan and Servicing Agreement dated as of January 20, 2012 (such agreement as amended on September 14, 2012 by Omnibus Amendment No. 1, as amended on December 20, 2013 by Omnibus Amendment No. 2, as amended on June 30, 2015 by Omnibus Amendment No. 3, as amended by Omnibus Amendment No. 4 on August 24, 2017, as amended by Omnibus Amendment No. 5 on September 12, 2018, as amended by Omnibus Amendment No. 6 on September 10, 2019, as amended by Omnibus Amendment No. 7 on December 31, 2019, as amended by Amendment No. 8 on May 28, 2021 and as may be further amended, modified, supplemented or restated from time to time, the “Loan and Servicing Agreement”);

WHEREAS, pursuant to and in accordance with Section 11.01 of the Loan and Servicing Agreement, the parties hereto desire to amend the Loan and Servicing Agreement in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1. AMENDMENTS.

(a)    The Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Exhibit A hereto.
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SECTION 2. LOAN AND SERVICING AGREEMENT IN FULL FORCE AND EFFECT AS AMENDED.

Except as specifically amended hereby, all provisions of the Loan and Servicing Agreement are hereby ratified and shall remain in full force and effect. After this Amendment becomes effective, all references to the Loan and Servicing Agreement and corresponding references thereto or therein such as “hereof,” “herein,” or words of similar effect referring to the Loan and Servicing Agreement shall be deemed to mean the Loan and Servicing Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Loan and Servicing Agreement other than as expressly set forth herein, and shall not constitute a novation of the Loan and Servicing Agreement.

SECTION 3. REPRESENTATIONS.

Each of the Borrower, the Transferor and the Servicer, severally for itself only, represents and warrants as of the date of this Amendment as follows:

(i)    it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(ii)    the execution, delivery and performance by it of this Amendment and the Loan and Servicing Agreement, as amended hereby, are within its powers, have been duly authorized, and do not contravene (A) its corporate charter/certificate of incorporation, by-laws, or other organizational documents, or (B) any Applicable Law;

(iii)    no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the Loan and Servicing Agreement, as amended hereby, by or against it;

(iv)    this Amendment has been duly executed and delivered by it;

(v)    each of this Amendment and the Loan and Servicing Agreement, as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(vi)    no Unmatured Event of Default, Event of Default or Servicer Termination Event has occurred and is continuing and the execution of this Amendment by the parties hereto will not result in the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event.

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SECTION 4. CONDITIONS TO EFFECTIVENESS.

The effectiveness of this Amendment is conditioned upon: (i) payment of the outstanding fees and disbursements of the Lenders; (ii)delivery of executed signature pages by all parties hereto to the Administrative Agent.

SECTION 5. [RESERVED]

SECTION 6. MISCELLANEOUS.

(a)    This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(b)    The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)    This Amendment may not be amended or otherwise modified except as provided in the Loan and Servicing Agreement.

(d)    The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment or the Loan and Servicing Agreement.

(e)    Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)    This Amendment and the Loan and Servicing Agreement contain the final and complete integration of all prior expressions by the parties hereto only with respect to the matters expressly set forth herein and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings. There are no unwritten oral agreements among the parties with respect to the matters set forth herein.

(g)    The provisions of Sections 11.08 and 11.09 of the Loan and Servicing Agreement are each incorporated by reference herein mutatis mutandis.

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(h)    The Administrative Agent and the Lender hereby authorize, direct and consent to the execution of this Amendment by the Collateral Agent, the Collateral Custodian and the Bank.

(i)    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS SET FORTH IN THE LOAN AND SERVICING AGREEMENT.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:		ARES CAPITAL JB FUNDING LLC,
as the Borrower

	By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]
[Signature Page to Amendment No. 9 to Loan and Servicing Agreement]

THE SERVICER:		ARES CAPITAL CORPORATION,
as the Servicer

	By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]
[Signature Page to Amendment No. 9 to Loan and Servicing Agreement]

THE TRANSFEROR:		ARES CAPITAL CORPORATION,
as the Transferor

	By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]
[Signature Page to Amendment No. 9 to Loan and Servicing Agreement]

THE ADMINISTRATIVE AGENT:	SUMITOMO MITSUI BANKING CORPORATION, as the Administrative Agent

	By:	/s/ Stephen Chan
	Name:	Stephen Chan
	Title:	Managing Director

LENDER:	SUMITOMO MITSUI BANKING CORPORATION, as a Lender

	By:	/s/ Stephen Chan
	Name:	Stephen Chan
	Title:	Managing Director

THE COLLATERAL AGENT:	SUMITOMO MITSUI BANKING CORPORATION, not in its individual capacity but solely as the Collateral Agent

	By:	/s/ Stephen Chan
	Name:	Stephen Chan
	Title:	Managing Director

[Signature Page to Amendment No. 9 to Loan and Servicing Agreement]

LENDER:	CITIZENS BANK, N.A., as a Lender

	By:	/s/ Rachel Bilskie
	Name:	Rachel Bilskie
	Title:	Vice President

[Signature Page to Amendment No. 9 to Loan and Servicing Agreement]

LENDER:	SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH, as a Lender

	By:	/s/ Shuichi Kiyanagi
	Name:	Shuichi Kiyanagi
	Title:	Head of Department

[Signature Page to Amendment No. 9 to Loan and Servicing Agreement]

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Collateral Custodian

	By:	/s/ Kenneth Brandt
	Name:	Kenneth Brandt
	Title:	Vice President

THE BANK:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Bank

	By:	/s/ Ralph J. Creasia, Jr.
	Name:	Ralph J. Creasia, Jr.
	Title:	Senior Vice President
[Signature Page to Amendment No. 9 to Loan and Servicing Agreement]

Exhibit A

CHANGED PAGES TO THE LOAN AND SERVICING AGREEMENT

(See attached)

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EXECUTION VERSION
    Conformed through Omnibus Amendment No. ~~8~~9

Up to U.S. $1,000,000,000

LOAN AND SERVICING AGREEMENT

Dated as of January 20, 2012

By and Among

ARES CAPITAL JB FUNDING LLC,
as the Borrower

and

ARES CAPITAL CORPORATION,
as the Servicer and as the Transferor

and

SUMITOMO MITSUI BANKING CORPORATION,
as the Administrative Agent and as the Collateral Agent

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

U.S. BANK NATIONAL ASSOCIATION,
as the Collateral Custodian and as the Bank

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Page

ARTICLE I. DEFINITIONS	1
SECTION 1.01 Certain Defined Terms	1
SECTION 1.02 Other Terms	~~48~~50
SECTION 1.03 Computation of Time Periods	~~48~~50
SECTION 1.04 Interpretation.	~~48~~50
SECTION 1.05 Rates	51

ARTICLE II. THE FACILITY	~~49~~51
SECTION 2.01 Variable Funding Note and Advances	~~49~~51
SECTION 2.02 Procedure for Advances	~~50~~52
SECTION 2.03 Determination of Yield	~~53~~55
SECTION 2.04 Remittance Procedures	~~53~~55
SECTION 2.05 Instructions to the Bank	~~57~~60
SECTION 2.06 Borrowing Base Deficiency Payments	~~58~~60
SECTION 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions	~~59~~61
SECTION 2.08 Payments and Computations, Etc	~~66~~68
SECTION 2.09 Fees	~~67~~70
SECTION 2.10 Increased Costs; Capital Adequacy	~~67~~70
SECTION 2.11 Taxes	~~69~~71
SECTION 2.12 Collateral Assignment of Agreements	~~71~~74
SECTION 2.13 Grant of a Security Interest	~~72~~74
SECTION 2.14 Evidence of Debt	~~72~~75
SECTION 2.15 Survival of Representations and Warranties	~~72~~75
SECTION 2.16 Release of Loan Assets	~~72~~75
SECTION 2.17 Treatment of Amounts Received by the Borrower	~~73~~76
SECTION 2.18 Prepayment; Termination	~~73~~76
SECTION 2.19 Extension of Stated Maturity Date and Reinvestment Period	~~74~~77
SECTION 2.20 Collections and Allocations	~~75~~78
SECTION 2.21 Reinvestment of Principal Collections	~~76~~79
SECTION 2.22 Sharing of Payments by Lenders	~~77~~80
SECTION 2.23 Defaulting Lenders	~~78~~81
SECTION 2.24 Effect of Benchmark Replacement Setting	~~79~~82

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(continued)

ARTICLE III. CONDITIONS PRECEDENT	~~81~~84
SECTION 3.01 Conditions Precedent to Effectiveness	~~81~~84
SECTION 3.02 Conditions Precedent to All Advances	~~82~~85
SECTION 3.03 Advances Do Not Constitute a Waiver	~~85~~88
SECTION 3.04 Conditions to Transfers of Loan Assets	~~85~~88

ARTICLE IV. REPRESENTATIONS AND WARRANTIES	~~86~~89
SECTION 4.01 Representations and Warranties of the Borrower	~~86~~89
SECTION 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio	~~95~~98
SECTION 4.03 Representations and Warranties of the Servicer	~~96~~99
SECTION 4.04 Representations and Warranties of the Collateral Agent	~~101~~103
SECTION 4.05 Representations and Warranties of the Lender	~~101~~104
SECTION 4.06 Representations and Warranties of the Collateral Custodian	~~101~~104

ARTICLE V. GENERAL COVENANTS	~~102~~105
SECTION 5.01 Affirmative Covenants of the Borrower	~~102~~105
SECTION 5.02 Negative Covenants of the Borrower	~~109~~112
SECTION 5.03 Affirmative Covenants of the Servicer	~~113~~116
SECTION 5.04 Negative Covenants of the Servicer	~~118~~121
SECTION 5.05 Affirmative Covenants of the Collateral Agent	~~119~~122
SECTION 5.06 Negative Covenants of the Collateral Agent	~~120~~122
SECTION 5.07 Affirmative Covenants of the Collateral Custodian	~~120~~122
SECTION 5.08 Negative Covenants of the Collateral Custodian	~~120~~123

ARTICLE VI. ADMINISTRATION AND SERVICING OF CONTRACTS	~~120~~123
SECTION 6.01 Appointment and Designation of the Servicer	~~120~~123
SECTION 6.02 Duties of the Servicer	~~123~~125
SECTION 6.03 Authorization of the Servicer	~~125~~128
SECTION 6.04 Collection of Payments; Accounts	~~126~~128
SECTION 6.05 Realization Upon Loan Assets	~~127~~130
SECTION 6.06 Servicing Compensation	~~128~~131
SECTION 6.07 Payment of Certain Expenses by Servicer	~~128~~131
SECTION 6.08 Reports to the Administrative Agent; Account Statements; Servicing Information	~~129~~131
SECTION 6.09 Annual Statement as to Compliance	~~131~~133
SECTION 6.10 Annual Independent Public Accountant’s Servicing Reports	~~131~~134
SECTION 6.11 The Servicer Not to Resign	~~131~~134
SECTION 6.12 Required Sale Date	~~131~~134
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(continued)

ARTICLE VII. EVENTS OF DEFAULT	~~132~~134
SECTION 7.01 Events of Default	~~132~~134
SECTION 7.02 Additional Remedies of the Administrative Agent	~~135~~138

ARTICLE VIII. INDEMNIFICATION	~~138~~141
SECTION 8.01 Indemnities by the Borrower	~~138~~141
SECTION 8.02 Indemnities by Servicer	~~141~~144
SECTION 8.03 Legal Proceedings	~~143~~146
SECTION 8.04 After-Tax Basis	~~144~~147

ARTICLE IX. THE ADMINISTRATIVE AGENT	~~144~~147
SECTION 9.01 The Administrative Agent	~~144~~147
SECTION 9.02 Erroneous Payments	~~148~~151

ARTICLE X. COLLATERAL AGENT	~~150~~152
SECTION 10.01 Designation of Collateral Agent	~~150~~152
SECTION 10.02 Duties of Collateral Agent	~~150~~153
SECTION 10.03 Merger or Consolidation	~~152~~155
SECTION 10.04 Collateral Agent Compensation	~~153~~155
SECTION 10.05 Collateral Agent Removal	~~153~~155
SECTION 10.06 Limitation on Liability	~~153~~156
SECTION 10.07 Collateral Agent Resignation	~~154~~157

ARTICLE XI. MISCELLANEOUS	~~155~~157
SECTION 11.01 Amendments and Waivers	~~155~~157
SECTION 11.02 Notices, Etc	~~157~~160
SECTION 11.03 No Waiver; Remedies	~~160~~163
SECTION 11.04 Binding Effect; Assignability; Multiple Lenders	~~160~~163
SECTION 11.05 Term of This Agreement	~~161~~164
SECTION 11.06 GOVERNING LAW; JURY WAIVER	~~161~~165
SECTION 11.07 USA PATRIOT Act	~~162~~165

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SECTION 11.08 Costs, Expenses and Taxes	~~162~~165
SECTION 11.09 No Proceedings	~~163~~166
SECTION 11.10 Recourse Against Certain Parties	~~163~~166
SECTION 11.11 Execution in Counterparts; Severability; Integration	~~164~~167
SECTION 11.12 Consent to Jurisdiction; Service of Process	~~164~~168
SECTION 11.13 Characterization of Conveyances Pursuant to the Purchase and Sale Agreement	~~165~~168
SECTION 11.14 Confidentiality	~~166~~169
SECTION 11.15 Non-Confidentiality of Tax Treatment	~~167~~171
SECTION 11.16 Waiver of Set Off	~~168~~171
SECTION 11.17 Headings and Exhibits	~~168~~171
SECTION 11.18 Breaches of Representations, Warranties and Covenants	~~168~~171
SECTION 11.19 Delivery of Termination Statements, Releases, etc	~~168~~171

ARTICLE XII. COLLATERAL CUSTODIAN	~~168~~172
SECTION 12.01 Designation of Collateral Custodian	~~168~~172
SECTION 12.02 Duties of Collateral Custodian	~~169~~172
SECTION 12.03 Merger or Consolidation	~~172~~175
SECTION 12.04 Collateral Custodian Compensation	~~172~~175
SECTION 12.05 Collateral Custodian Removal	~~172~~176
SECTION 12.06 Limitation on Liability	~~173~~176
SECTION 12.07 Collateral Custodian Resignation	~~175~~178
SECTION 12.08 Release of Documents	~~175~~178
SECTION 12.09 Return of Required Loan Documents	~~176~~179
SECTION 12.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer	~~176~~180
SECTION 12.11 Custodian as Agent of Collateral Agent	~~177~~180

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LIST OF SCHEDULES AND EXHIBITS
ANNEXES

ANNEX A	Commitments

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Eligibility Criteria
SCHEDULE IV	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE V	Loan Asset Schedule
SCHEDULE VI	Advance Funding Account – Wire Instructions
SCHEDULE VII	GICS Industry Classifications

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Disbursement Request
EXHIBIT D	Form of Joinder Supplement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT G	Form of Notice of Reduction (Reduction of Maximum Facility Amount)
EXHIBIT H	Form of Variable Funding Note
EXHIBIT I	Form of Notice and Request for Consent
EXHIBIT J	Form of Servicing Report
EXHIBIT K	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT L	Form of Release of Required Loan Documents
EXHIBIT M	Form of Assignment and Acceptance
EXHIBIT N	Form of Power of Attorney for Servicer
EXHIBIT O	Form of Power of Attorney for Borrower
EXHIBIT P	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT Q	Form of Conversion Notice

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This LOAN AND SERVICING AGREEMENT is made as of January 20, 2012, by and among:
(1)ARES CAPITAL JB FUNDING LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);
(2)ARES CAPITAL CORPORATION, a Maryland corporation, as the Servicer (as defined herein) and as the Transferor (as defined herein);
(3)SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”);
(4)THE LENDERS FROM TIME TO TIME PARTY HERETO (individually or collectively, as the context may require, “Lender”); and
(~~4~~5) U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as the Bank (as defined herein) and as the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).
PRELIMINARY STATEMENTS
WHEREAS, the Lender has agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Borrowing Base;
WHEREAS, the proceeds of the Advances will be used (a) to finance the Borrower’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Transferor pursuant to the Purchase and Sale Agreement, with such Eligible Loan Assets to be approved by the Administrative Agent, (b) to fund the Unfunded Exposure Account and (c) to distribute such proceeds to the Borrower’s parent.
NOW THEREFORE, based upon the foregoing Preliminary Statements, the parties agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01 Certain Defined Terms.
(a)Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
(b)As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the
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following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Accreted Interest” means Interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as Interest as it accrues.

“Action” has the meaning assigned to that term in Section 8.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Borrowing Value” means for any Loan Asset, for any date of determination, (a) the Assigned Value of such Loan Asset at such time multiplied by (b) the Outstanding Balance of such Loan Asset (exclusive of Accreted Interest) minus (c) any Excess Concentration Amount for such Loan Asset; provided that the parties hereby agree that the Adjusted Borrowing Value of any Loan Asset (or, if applicable, any portion thereof representing the Excess Concentration Amount for such Loan Asset) that is no longer an Eligible Loan Asset shall be zero.

“Administrative Agent” means Sumitomo Mitsui Banking Corporation, in its capacity as administrative agent for the Lender, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Advance” means each loan advanced by the Lender to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the Business Day on which such Advance is made.

“Advance Funding Account” means an account in the name of the Borrower (account number 156948-701 at the Bank) with the wire instructions set forth on Schedule VI or such other account or with such other wire instructions as from time to time the Borrower has designated to the Administrative Agent in writing.

“Advances Outstanding” means, at any time, the sum of the principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances Outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Lenders to repay the principal amounts of Advances Outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the principal amounts of Advances Outstanding shall not be reduced by

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any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.
“Affected Party” has the meaning assigned to that term in Section 2.10.
“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor; provided further that, for the purposes of Section 2.07(b), Section 2.07(g), Section 4.01(ii), Section 4.03(q), Section 5.01(p) and Section 5.03(j) of this Agreement, as well as Section 4.1(ii), Section 5.2(j)(v) and Section 5.2(o) of the Purchase and Sale Agreement, the term “Affiliate” shall not include any Excluded Affiliate.

“Agented Note” means any Loan Asset (a) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (b) with respect to which, upon an assignment of the note under the Purchase and Sale Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Amendment No. 9” means Amendment No. 9 to this Agreement, dated as of the Ninth Amendment Effective Date, by and among the Borrower, the Servicer, the Transferor, the Administrative Agent, each Lender party hereto, the Collateral Agent, the Bank and the Collateral Custodian.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority which are applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws)

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and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means the following for each Eligible Loan Asset:

(a)which is a First Lien Loan Asset, 65%;

(b)which is a First Lien Last Out Loan Asset, 55%; and

(c)which is a Second Lien Loan Asset, 35%;

“Applicable Spread” means as of any date of determination, (a) with respect to any rate based on the Benchmark or One Day Advance Benchmark, (i) if the Average Advances Outstanding are greater than 50% of the Aggregate Commitments, 1.75% per annum and (ii) if Average Advances Outstanding are less than or equal to 50% of the Aggregate Commitments, 2.00% per annum and (b) with respect to any rate based on the Base Rate, (i) if Average Advances Outstanding are greater than 50% of the Aggregate Commitments, 0.75% per annum and (ii) if Average Advances Outstanding are less than or equal to 50% of the Aggregate Commitments, 1.00% per annum; provided that, at any time after the occurrence of an Event of Default, the Applicable Spread shall be 4.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Borrower pursuant to the terms of the Purchase and Sale Agreement and the Loan Assignment by which the Transferor effects such conveyance.

“Approved Valuation Firm” shall mean (a) each of (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp. and (iv) Valuation Research Corporation, and (b) any other nationally recognized valuation firm approved by each of the Borrower and the Administrative Agent in their sole reasonable discretion.

“Ares” means Ares Capital Corporation.

~~“Ares Benchmark Rate” means, with respect to any Loan Asset, the definition of “LIBOR Rate”, “Benchmark” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “LIBOR Rate”, “Benchmark” or such comparable definition is not defined in such Loan Agreement, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day; provided that if such day is not a Business Day, the immediately preceding Business Day, as the rate for Dollar deposits with a~~ one-month, a two-month or a three-month maturity, as applicable, as and when determined in ~~accordance with the applicable Loan Agreement.~~

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“Ares Competitor” has the meaning set forth in each Lender Fee Letter.

~~“Ares Prime Rate” means, with respect to any Loan Asset, the definition of “Prime Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Prime Rate” or such comparable definition is not defined in such Loan Agreement, the rate designated by certain reference lenders in the applicable Loan Agreement from time to time as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Ares Prime Rate is not intended to be lowest rate of interest charged by Ares in connection with extensions of credit to debtors.~~

“Assigned Documents” has the meaning assigned to that term in Section 2.12.
“Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Loan Asset, the lesser of (i) par, (ii) the purchase price (excluding any original issue discount); provided that any Loan Asset acquired with an original issue discount of 3% or less of par shall be deemed to be acquired at par and (iii) the value assigned by the Administrative Agent in its sole discretion as of the Cut-Off Date of such Loan Asset; provided that:

(a)If a Value Adjustment Event of the type described in clauses (a) or (c) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be modified to zero.

(b)If a Value Adjustment Event of the type described in clauses (b), (d), (e), (f) or (g) of the definition thereof with respect to such Loan Asset occurs, the “Assigned Value” may be modified by the Administrative Agent in its good faith business judgment upon each such occurrence. In the event the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of a Loan Asset, the Administrative Agent shall direct the Borrower (at the ~~Borrower's~~Borrower’s expense) to retain any Approved Valuation Firm selected by the Administrative Agent (in its sole discretion) to value such Loan Asset. If the value determined by such firm is greater than the Administrative Agent’s determination of the Assigned Value, such firm’s valuation shall become the Assigned Value of such Loan Asset; provided that the Assigned Value of such Loan Asset shall be the value as assigned by the Administrative Agent until the Administrative Agent has revised the value; provided further that if the value determined by such firm is lower than the Administrative Agent’s determination of the Assigned Value, the Administrative Agent in its sole discretion may further modify the Assigned Value of such Loan Asset to reflect such lower value. The value determined by such firm shall be based on the amortized cost adjusted for any credit impairment of such Loan Asset.

(c)If (i) the Net Senior Leverage Ratio, Net Total Leverage Ratio or the Interest Coverage Ratio, as the case may be, of any Loan Asset for which the Assigned Value has been decreased due to a Value Adjustment Event improves to a level that is equal to or better than the level that existed as of the applicable Cut-Off Date or the applicable Value Adjustment Event or (ii) the Net Senior Leverage Ratio or the Net Total Leverage Ratio, as the case may be, of any Loan Asset decreases to a level that is at least 0.50x lower than the level that existed as of the applicable Cut-Off Date, then the Borrower may present such Loan Asset to Administrative Agent and request in writing that the Administrative Agent reevaluate the Assigned Value of such Loan Asset.

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(d)Assigned Value may only be subject to additional negative adjustments after receipt of additional financial information (unless another concurrent or subsequent Value Adjustment Event has occurred).

(e)The Assigned Value of any Defaulted Loan Asset may be increased in the reasonable discretion of the Administrative Agent upon (I) the cure of the Value Adjustment Event that gave rise to the Defaulted Loan Asset and (II) the written request of the Borrower.

(f)The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset.

“Assignment and Acceptance” has the meaning assigned to that term in Section 11.04(a).

“Available Collections” means all cash collections and other cash proceeds actually received with respect to any Loan Asset, including without limitation all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if ~~the then-current~~such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement; provided that, for the avoidance of doubt, the Available Tenor for any Benchmark applicable to a One Day Advance shall be one month; or (y) otherwise, any payment period for interest calculated with reference to such Benchmark~~, as applicable,~~ (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement ~~as of such determination date.~~, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from (but which has not been reinstated to) the definition of “Interest Period” pursuant to Section 2.24(d).

“Average Advances Outstanding” means the sum of the aggregate outstanding principal amount of the Advances Outstanding on each day during the relevant Remittance Period divided by the total number of days in such Remittance Period.

“Bank” means U.S. Bank, in its capacity as the “Bank” pursuant to the Control Agreement.

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“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a)a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets or any similar action with respect to such Person, in each case, under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under any Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, ~~on~~for any ~~date~~day, a fluctuating rate of interest per annum ~~interest rate~~ equal to the greater of (~~a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%.~~i) zero and (ii) the greatest of:

(a)the Prime Rate in effect on such day;

(b)the Federal Funds Rate in effect on such day plus ½ of 1% per annum; and

(c)Term SOFR for a one month tenor in effect on such day plus 1.00%.

“Base Rate Advance” means any Advance (a) made in accordance with Section 2.02(b) that bears interest based on Base Rate, or (b) converted into an Advance in accordance with Section 2.02(c) that bears interest based on Base Rate, in either case during each period from and including any date such Advance is made or converted to but excluding the first

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subsequent date on which such Advance is converted into a Benchmark Advance or a One Day Advance in accordance with Section 2.02(c) or repaid.

“Base Rate Advances Outstanding” means, at any time, the outstanding Base Rate Advances.

“Base Rate Conversion Date” means, with respect to any Advance, the Business
Day on which such Advance was, or is to be, converted from a Benchmark Advance or a One Day Advance to a Base Rate Advance.

“Base Rate Yield Rate” means, as of any date of determination, an interest rate per annum equal to the Base Rate for such date plus the Applicable Spread.

“Benchmark” means~~, initially, LIBOR~~ (i) prior to the SOFR Implementation Date, LIBOR, and (ii) after the SOFR Implementation Date, Term SOFR; provided that if a ~~replacement of the~~ Benchmark Transition Event has occurred ~~pursuant to Section 2.24~~with respect to Term SOFR or the then-current Benchmark, then “Benchmark” ~~shall mean~~means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced ~~the~~such prior ~~Benchmark. Any reference in this Agreement to “Benchmark” shall include, as applicable, the published component used in the calculation thereof~~benchmark rate pursuant to Section 2.24(a).

“Benchmark Advance” means (i) any Advance made as a Benchmark Advance in accordance with Section 2.02(b) and (ii) any Advance converted from a Base Rate Advance to a Benchmark Advance in accordance with Section 2.02(c).

“Benchmark Advances Outstanding” means, at any time, the outstanding Benchmark Advances.

“Benchmark Conversion Date” means, with respect to any Advance, the Business Day on which such Advance was, or is to be, converted from a Base Rate Advance or a One Day Advance to a Benchmark Advance.

“Benchmark Replacement” means,  ~~for any Available Tenor:~~with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent and the Borrower for the applicable Benchmark Replacement Date:

~~(1) for purposes of Section 2.24(a), the first alternative set forth below that can be determined by the Administrative Agent~~:

~~(A) the sum of (1) Term SOFR and (2) 0.11448% for an Available Tenor of one-month’s duration, 0.26161% for an Available Tenor of three-months’ duration, and 0.42826% for an Available Tenor of six-months’ duration, or~~

(a) ~~(B)~~ the sum of (~~1~~i) Daily Simple SOFR and (~~2~~ii) the ~~spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor~~

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~~of LIBOR with a SOFR-based rate payable on a monthly basis; and~~Benchmark Replacement Adjustment; or

(b) ~~(ii) for purposes of Section 2.24(b),~~ the sum of (~~a~~i) the ~~alternative~~alternate benchmark rate ~~and (b) an adjustment (which may be a positive or negative value or zero), in each case,~~ that has been selected by the Administrative Agent and the Borrower ~~as the replacement for such Available Tenor of such Benchmark~~ giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention~~, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated~~ for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities ~~at such time;~~and (ii) the related Benchmark Replacement Adjustment.

~~provided that, upon the occurrence of a Term SOFR Transition Event, and the~~ delivery of a Term SOFR Notice, on the date that is thirty (30) days following delivery of the Term SOFR Notice, the “Benchmark Replacement” shall revert to and shall be deemed to be the ~~Benchmark as set forth in clause (i)(A) of this definition; provided, further, that, if~~If the Benchmark Replacement as determined pursuant to clause (ia) or (~~ii~~b) above would be less than ~~zero~~the Floor, the Benchmark Replacement will be deemed to be the ~~zero~~Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement ~~Conforming Changes~~Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of ~~“Business Day,” the definition of “Interest Period,” timing and frequency of determining rates~~ and making payments of interest, timing of borrowing requests or prepayment, conversion or ~~continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters, any of which, for the avoidance of doubt, may be different for One Day Advances than Advances which are not One Day Advances) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration~~ thereof by the Administrative Agent in a manner substantially consistent with market practice ~~(or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of~~ administration as the Administrative Agent decides is reasonably necessary in connection with ~~the administration of this Agreement and the other Transaction Documents).~~the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread

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adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent in consultation with the Borrower, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

~~“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of~~(b) a public statement or publication of information by ~~or on behalf of the administrator of the then-current Benchmark, the~~the regulatory supervisor for the administrator of such Benchmark~~, the Board of Governors of the~~ (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark~~, announcing or stating that (a) such~~ (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease ~~on a specified date~~ to provide all Available Tenors of such Benchmark, (or such component thereof) permanently or indefinitely,; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark ~~or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.~~(or such component thereof); or

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(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24.

“Benchmark Yield” means, for any Benchmark Advances Outstanding, and any Interest Period for each such Benchmark Advance, the sum of the amounts determined for each day in such Interest Period in accordance with the following formula:
YR x B
D

where: YR	=	the Benchmark Yield Rate applicable to such Benchmark Advance during such Interest Period
L	=	the outstanding principal amount of such Benchmark Advance on such day; and
D	=	360;

“Benchmark Yield Rate” means, for any Benchmark Advance, as of any date of determination during any Interest Period applicable to such Benchmark Advance, an interest rate per annum equal to the Benchmark for such Benchmark Advance during such Interest Period plus the Applicable Spread~~; provided that, if the then-current Benchmark is LIBOR and the Administrative Agent determines that a Eurodollar Disruption Event has occurred, at the election of the Administrative Agent, the Benchmark Yield Rate shall be equal to the Base Rate plus the Applicable Spread until the Administrative Agent determines that such Eurodollar Disruption Event has ceased, at which time the Benchmark Yield Rate shall again be equal to the Benchmark for such Benchmark Advance for such date plus the Applicable Spread.~~.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of
(a)the aggregate sum of (i) for each Eligible Loan Asset as of such date, the aggregate sum of the product of (A) the Applicable Percentage for each such Eligible Loan Asset as of such date and (B) the aggregate Adjusted Borrowing Value of such Eligible Loan Asset as of such date plus (ii) the amount on deposit in the Principal Collection Account as of such date plus (iii) the amount on deposit in the Unfunded Exposure Account minus the Unfunded Exposure Equity Amount as of such date; and
(b)(i) the Maximum Facility Amount minus (ii) the Unfunded Exposure Amount plus (iii) amounts on deposit in the Unfunded Exposure Account;
provided that, for the avoidance of doubt, any Loan Asset (or, if applicable, any portion thereof representing the Excess Concentration Amount for such Loan Asset) which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.
“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit B hereto, prepared by the Servicer.
“Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.
“Breakage Fee” means, for Advances which are repaid (in whole or in part) on any date other than a Payment Date, the breakage cost, if any, related to such repayment, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as a Breakage Fee shall be determined in the respective Lender’s reasonable discretion based upon the assumption that such Lender is funding its loan commitment in ~~the London Interbank Eurodollar~~applicable interbank lending market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.

“Business Day” means a day of the year other than (a) Saturday or a Sunday or
(b) any other day on which commercial banks in New York, New York or any United States city in which the offices of the Collateral Agent, the Collateral Custodian or the Bank are located and are authorized or required by Applicable Law, regulation or executive order to close; provided that, if any determination of a Business Day prior to the SOFR Implementation Date shall relate to a Benchmark Advance ~~or a One Day Advance~~, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market. For the avoidance of doubt, if the offices of the Collateral Agent, the Collateral Custodian or the Bank in any United States city are authorized by Applicable Law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the
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right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” shall be deemed to have occurred if any of the following occur:
(a)the Management Agreement shall fail to be in full force and effect;
(b)the creation or imposition of any Lien (other than the JPM Lien) on any limited liability company membership interest in the Borrower;
(c)the failure by Ares to own, directly and beneficially, 100% of the limited liability company membership interests in the Borrower; or
(d)the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, Ares.
“Closing Date” means January 20, 2012.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agent” has the meaning assigned to that term in the preamble hereto.
“Collateral Agent Expenses” means all accrued and unpaid expenses (including reasonable attorneys'’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fee Letter” means any fee letter agreement entered into by and among the Borrower, the Servicer, the Administrative Agent and the Collateral Agent in connection with the Collateral Agent Fees and the Collateral Agent Expenses contemplated by this Agreement, as such letter may be amended, restated, supplemented, modified, waived and/or replaced from time to time.

“Collateral Agent Fees” means the fees payable to the Collateral Agent on each Payment Date in arrears for each Remittance Period, in an amount not to exceed the sum of the products for each day during such Remittance Period of (x) one divided by 360, (y) 0.01% per annum and (z)(i) the Outstanding Balance of the Loan Assets plus (ii) the amount on deposit in the Principal Collection Account plus (iii) the amount on deposit in the Unfunded Exposure Account, in each case as of such date; provided that the Collateral Agent Fees shall not be less than $50,000 annually; provided further that, so long as SMBC or its Affiliate is the Collateral Agent, the Collateral Agent Fees shall be $0.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.

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“Collateral Custodian” means U.S. Bank, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Expenses” means the expenses set forth in the U.S. Bank Fee Letter and all accrued and unpaid expenses (including reasonable attorneys'’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Collateral Custodian and the Bank under the Transaction Documents.

“Collateral Custodian Fees” means the fees set forth in the U.S. Bank Fee Letter that are payable to the Collateral Custodian and the Bank, as such letter may be amended, restated, supplemented, modified, waived and/or replaced from time to time.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the sum of (a) the aggregate amount of Interest Collections that have been received or that are expected to be received (other than Interest Collections (i) expected to be received from Defaulted Loan Assets, unless actually received and (ii) received as equity contributions from any equity owner and designated as Interest Collections by the Borrower) and (b) the aggregate amount of Interest Collections on deposit in the Collection Account (including Permitted Investments), in each case during the Remittance Period (and, if such Remittance Period does not end on a Business Day, including the immediately succeeding Business Day) in which such date of determination occurs.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower to and in the property identified below in clauses (a) through (e) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles (including payment intangibles), instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of- credit rights, software, supporting obligations, accessions, or other property of the Borrower, including without limitation all right, title and interest of the Borrower to and in any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(a)the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(b)the Portfolio Assets with respect to the Loan Assets referred to in clause (a);

(c)the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;

(d)the Purchase and Sale Agreement; and

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(e)all income and Proceeds of the foregoing.

“Collection Account” means ~~a trust~~an account (account number 156948-700 at the Bank) in the name of the Borrower for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time and subject to the terms thereof shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding has been repaid in full and all Yield and Fees and all other Obligations have been indefeasibly paid in full (other than any contingent obligations that are not due and that survive the termination of this Agreement), and the Borrower shall have no further right to request any additional Advances.

“Commitment” means, as to each Lender, its obligation to make ~~Loans~~Advances to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Annex A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Percentage” shall have the meaning assigned to that term in Section 11.04(b).

“Concentration Limits” means with respect to determining the Excess Concentration Amount as of any date of determination after giving effect to all additions and removals of Loan Assets on such date and for purposes of this definition calculated as if all Loan Assets are fully funded:

(a)as of the related Cut-off Date, the sum of (i) the aggregate Unfunded Exposure Amount and Aggregate Adjusted Borrowing Value of Revolving Loan Assets and (ii) the aggregate Unfunded Exposure Amount of Delayed Draw Loan Assets shall not exceed 15% of the aggregate Adjusted Borrowing Value;

(b)the maximum aggregate Adjusted Borrowing Value of all Eligible Loan Assets (exclusive of Accreted Interest) with respect to a single obligor may not exceed 6.0% of the Maximum Facility Amount, except that the maximum aggregate Adjusted Borrowing Value sum of the product of (A) the Outstanding Balance of all Eligible Loan Assets (exclusive of Accreted Interest) and (B) the Assigned Value of all Eligible Loan Assets with respect to up to two obligors may each be up to 7.0% of the Maximum Facility Amount, except that the maximum aggregate sum of the product of (A) the Outstanding Balance of all Eligible Loan Assets (exclusive of Accreted Interest) and (B) the Assigned Value of all Eligible Loan Assets with respect to up to two obligors may each be up to 8.0% of the Maximum Facility Amount;

(c)the aggregate Adjusted Borrowing Value of obligors that are in a single industry category, may not exceed 15% of the aggregate Adjusted Borrowing Value, except that the aggregate Adjusted Borrowing Value of all Eligible Loan Assets of obligors (i) that are in a

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single Industry Category may be up to 25% of the aggregate Adjusted Borrowing Value and (ii) that are in a single additional Industry Category may be up to 20% of the aggregate Adjusted Borrowing Value;

(d)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets consisting of each of the First Lien Last Out Loan Assets and Second Lien Loan Assets will not exceed, in the aggregate, 20% of the Adjusted Borrowing Value; provided that in no event shall Second Lien Loan Assets exceed 15% of the aggregate Adjusted Borrowing Value; provided, further, that Second Lien Loan Assets of at most 10% of aggregate Adjusted Borrowing Value may have EBITDA of less than $50,000,000 as of the related Cut-off Date.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the definition of “Breakage Fee”, the applicability of Section 2.18 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents.

“Control Agreement” means that certain account control agreement, dated as of the date hereof, by and among the Borrower, the Servicer, the Collateral Agent and U.S. Bank, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.

“Conversion Notice” means, with respect to any Advance, the written notice, in substantially the form attached hereto as Exhibit Q, evidencing the request of the Borrower to the Administrative Agent to convert such Advance from a Base Rate Advance into a Benchmark Advance, from a Benchmark Advance into a Base Rate Advance or from a One Day Advance into a Base Rate Advance or a Benchmark Advance, as applicable.

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement. Notwithstanding the above, for purposes of clauses (e), (f) and (g) of the definition of “Value Adjustment Event,” the Cut-off Date shall be the Determination Date occurring in September 2019.

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“Daily Simple SOFR” means, for any day, (a “SOFR~~, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) (other than to the extent Daily Simple SOFR is used in the definition of Benchmark Replacement) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.

“Defaulted Loan Asset” means a Loan Asset which has become subject to a Value Adjustment Event of the type described in clauses (a) or (c) of the definition thereof; provided that if the Value Adjustment Event which gave rise to a Defaulted Loan Asset is cured, the Borrower may submit such Loan Asset for review by the Administrative Agent (in its sole discretion) for the purpose of re-classifying such Loan Asset as a Loan Asset which is no longer a Defaulted Loan Asset.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default,

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shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, examiner, liquidator, provisional liquidator, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ~~Equity Interest~~equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent (in consultation with Borrower) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan Asset but which, once all such installments have been made, has the characteristics of a Term Loan Asset.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Sale Proceeds” means Principal Collections received during the Reinvestment Period in connection with discretionary sales pursuant to Section 2.07(b) or Optional Sales pursuant to Section 2.07(c) designated to be applied to reduce Advances Outstanding in accordance with Section 2.04(b) or Section 2.04(c).

“Determination Date” means, with respect to each Payment Date, the last day of the prior calendar month.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent, the Collateral Agent and the Bank in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(e) or a disbursement request from the Principal Collection Account in accordance with Section 2.21, as applicable.

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“Dollar”, “USD” or “$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

~~“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

~~“Early Opt-in Election” means the occurrence of:~~

~~(i) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(ii) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders and the Collateral Custodian.~~

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Required Loan Documents for such Loan Asset (together with all add-backs and exclusions as designated in such Required Loan Documents), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Required Loan Documents, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Required Loan Documents for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (i)(a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above or clause (f) below, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate; provided that with respect to any obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such obligor based on annualizing the financial data from the reporting periods actually available.

“Eighth Amendment Effective Date” means May 28, 2021.

“Eligible Bid” means a bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s reasonable discretion) by a bidder for all or any portion of the

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Collateral Portfolio in connection with a sale of the Collateral Portfolio in whole or in part pursuant to Section 7.02(i).

“Eligible Loan Asset” means, at any time, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule III hereto is true and correct.

“Eligible Replacement” has the meaning assigned to that term in Section 6.01(c).

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with the force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

~~“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent of the inability, for any reason, of such Lender or any of its respective assignees or participants to determine LIBOR, (c) any Lender shall have notified the Administrative Agent of a determination by such Lender or any of its respective assignees or participants that the rate at which deposits of Dollars are being offered to such Lender or any of its respective assignees or participants in the London interbank market does not accurately reflect the cost to such Lender or its assignee or participant of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of~~

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~~such Lender or any of its respective assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance. “Event of Default” has the meaning assigned to that term in Section 7.01.~~

“Event of Default” has the meaning assigned to that term in Section 7.01.
“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).
“Excess Concentration Amount” means, as of any date of determination, the sumv of the aggregate Adjusted Borrowing Values (without giving effect to clause (c) of the definition thereof) for all Excess Concentration Loan Assets.

“Excess Concentration Loan Asset” means, as of any date of determination, with respect to any Loan Asset included in the Collateral Portfolio, at any time in respect of which any one or more of the limitations contained in the definition of “Concentration Limits” herein are exceeded, the portion of such Loan Asset that causes such limitations to be exceeded, to be calculated without duplication after giving effect to any sales, purchases or substitutions of Loan Assets as of such date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Affiliate” means any portfolio company of the Servicer or the Transferor, as applicable, that is not consolidated on the financial statements of the Servicer or the Transferor, as applicable.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in any Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement and (iii) any amount received in the Collection Account with respect to any Loan Asset re-transferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes” means, with respect to payments required to be made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement, (a) Taxes imposed on or measured by the overall net income (however denominated) of the Administrative Agent, the Lender, or any other recipient of any payment to be made hereunder, or profits, franchise and similar Taxes imposed on the Administrative Agent or the Lender or other recipient (in lieu of net income or profit Taxes) and backup withholding and similar Taxes by (i) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office or the office to which its interest in the Advances is assigned is located

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or (ii) any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between the Administrative Agent or the Lender or other recipient and such jurisdiction imposing such Tax other than a connection arising as a result of any transaction contemplated under this Agreement, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above; (c) in the event that the Lender is a Foreign Lender, any United States federal withholding Tax that is imposed on amounts payable (including, for the avoidance of doubt, consent, amendment or similar fees) to the Lender, as a Foreign Lender, at the time the Lender, as a Foreign Lender, becomes a party hereto or designates a new lending office (other than a designation made at the request of the Borrower), except to the extent that the Lender, as a Foreign Lender, (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive Additional Amounts from Borrower with respect to such withholding Tax pursuant to Section 2.11(a); (d) any United States federal withholding Tax which would not have occurred but for such recipient’s failure to comply with Section 2.11(d) or (e); (e) any Taxes imposed under FATCA; and (f) interest, penalties, additions to Tax and costs or expenses solely resulting from the assessment or imposition of Taxes described in clauses (a) through (f) of this definition.

“Exposure Amount” means, as of any date of determination, with respect to any Delayed Draw Loan Asset or Revolving Loan Asset (including any letter of credit reimbursement obligations) owned by the Borrower, the unfunded commitment, if any, of the Borrower with respect to such Loan Asset.

“Exposure Amount Shortfall” has the meaning assigned to that term in Section
2.02(f).

“Facility Maturity Date” means the earliest to occur of (a) the Stated Maturity
Date, (b) the date of the declaration or automatic occurrence of the Facility Maturity Date pursuant to Section 7.01, (c) the Collection Date and (d) the occurrence of the termination of this Agreement pursuant to Section 2.18(b) hereof.

“Fair Market Value” means, with respect to any Loan Asset or item of the Collateral Portfolio, as of each date the most recent fair value information is publicly published by the Servicer, the fair value of such Loan Asset determined in accordance with GAAP.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the United States Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Federal Funds Rate” means, for any ~~period, a fluctuating per annum interest rate equal, for each day during such period, to the rate set forth for such day opposite the caption “Federal funds (effective)” in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or,~~day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (i) if such day is not a

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Business Day, ~~for~~ the ~~next~~Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day~~), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of~~ as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent~~, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.~~ from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

“Federal Reserve Bank” means any of the twelve regional Federal Reserve Banks chartered under the laws of the United States.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve
System.

“Fees” means (a) the Non-Usage Fee; (b) the fees payable to the Lender pursuant to the terms of each Lender Fee Letter; (c) the Collateral Agent Fees; and (d) the Collateral Custodian Fees.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last Out Loan Asset” means any Loan Asset (other than a First Lien Loan Asset) that (a) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to (i) any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein and (ii) any Lien securing a working capital facility incurred by the related Obligor for such Loan Asset to the extent such Lien securing such working capital facility on the same Underlying Collateral is prior to, or pari passu with, the Lien securing such Loan Asset and (b) ~~provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, other than a working capital facility incurred by such Obligor that is senior~~ has a Loan-to-Value Ratio not greater than 65%, (c) is not (and cannot by its terms become) subordinate in right of payment to ~~such Loan Asset.~~any obligation of the Obligor, other than in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings of such Obligor or with respect to such Underlying Collateral and (d) has the same maturity as the first lien loan tranche(s) issued by the same Obligor.

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“First Lien ~~Last Out~~ Loan Asset” means any Loan Asset ~~(other than a First Lien Loan Asset)~~ that (a) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to (i) any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein and (ii) any Lien securing a working capital facility incurred by the related Obligor for such Loan Asset to the extent such Lien securing such working capital facility on the same Underlying Collateral is prior to, or pari passu with, the Lien securing such Loan Asset and (b) ~~has a Loan-to-Value Ratio not greater than 65%, (c) is not (and cannot by its terms become) subordinate~~ provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, other than a working capital facility incurred by such Obligor that is senior in right of payment to ~~any obligation of the Obligor, other than in any bankruptcy,~~ r~~eorganization, arrangement, insolvency, moratorium or liquidation proceedings of such Obligor or with respect to such Underlying Collateral and (d) has the same maturity as the first lien loan tranche(s) issued by the same Obligor.~~ such Loan Asset.

~~“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.~~

~~“Floating Rate Loan Asset” means a Loan Asset under which the Interest rate payable by the Obligor thereof is based on the Ares Prime Rate or Ares Benchmark Rate, plus some specified Interest percentage in addition thereto, and which provides that such Interest rate will reset immediately upon any change in the related Ares Prime Rate or Ares Benchmark Rate.~~

“Floating Rate Note” means a note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company, trust, or other Person, bearing interest at a floating rate. For the avoidance of doubt, a Floating Rate Note will not include any note evidencing any borrowings under or in respect of a Loan Asset.

“Floor” means 0%.

“Foreign Lender” means a Lender that is not created or organized under the laws of the United States or a political subdivision thereof.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GICS” means Global Industry Classification Standard.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation

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“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry Category” means, with respect to any Loan Asset, the GICS industry classification (as described on Schedule VII hereto) with respect to the Obligor of such Loan Asset, as determined by the Servicer.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Payment Date” means the 15th day of March, 2012 (or if such day is not a Business Day, the next succeeding Business Day).

“Initial Reinvestment Period Extension” has the meaning assigned to that term in Section 2.19(b).

“Initial Stated Maturity Extension” has the meaning assigned to that term in Section 2.19(a).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor under the Loan Agreement.

“Interest” means, with respect to any period and any Loan Asset, for the Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated under the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Loan Agreement for each such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Loan Agreement, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means a ~~trust~~ subaccount (account number 156948- 201 at the Bank), linked to and constituting part of the Collection Account into which Interest Collections shall be deposited, in the name of the Borrower for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Interest Collection Account.

“Interest Collections” means, (a) with respect to any Loan Asset, all payments and collections attributable to Interest on such Loan Asset, including, without limitation, all scheduled payments of Interest and payments of Interest relating to principal prepayments, all

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guaranty payments attributable to Interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to Interest on such Loan Asset and (b) amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of Loan Assets.

“Interest Coverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Required Loan Documents for such Loan Asset, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Required Loan Documents, the ratio of (a) EBITDA for the applicable test period, to (b) Interest Expense for the applicable test period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages, as applicable, provided by the relevant obligor as per the requirements of the related Required Loan Documents.

“Interest Expense” means, with respect to any period and any Loan Asset, for the obligor on such Loan Asset and any of its parents or subsidiaries that are obligated under the Required Loan Documents for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Required Loan Documents for such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Required Loan Documents, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Period” means with respect to any Benchmark Advance (a) the period beginning on, and including, the Advance Date or Benchmark Conversion Date, as applicable, with respect to such Benchmark Advance and ending on, but excluding, the first succeeding Payment Date (provided that if the Advance Date or Benchmark Conversion Date, as applicable, for any Benchmark Advance occurs prior to the Payment Date in the same calendar month, the initial Interest Period for such Benchmark Advance shall end on, but exclude, the second succeeding Payment Date) and (b) thereafter, for so long as such Benchmark Advance or any portion thereof remains outstanding, each period beginning on, and including, the Payment Date on which the immediately preceding Interest Period with respect to such Benchmark Advance ended and ending on, but excluding, the next succeeding Payment Date.

“Joinder Supplement” means an agreement by and among the Borrower, a Lender and the Administrative Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“JPM Credit Documents” means (a) that certain ~~Tenth~~Fourteenth Amended and Restated Senior Secured Credit Agreement, dated as of April ~~1~~19, ~~2019,~~2023 by and among Ares, the lenders party thereto and JPMorgan Chase Bank, N.A., (b) that certain Amended and Restated Guarantee and Security Agreement, dated as of May 4, 2012, by and between Ares, JPMorgan Chase Bank, N.A. and the other parties party thereto from time to time and (c) that certain Guarantee and Security Agreement Amendment and Confirmation dated as of May 2, 2013, the Guarantee and Security Agreement Confirmation dated as of March 31, 2014, the

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Guarantee and Security Agreement Confirmation dated as of March 26, 2015, the Guarantee and Security Agreement Confirmation dated as of April 18, 2016, the Guarantee and Security Agreement Confirmation dated as of January 4, 2017, the Guarantee and Security Agreement Confirmation dated as of March 30, 2018, the Guarantee and Security Agreement Confirmation dated as of October 2, 2018, ~~and~~ the Guarantee and Security Agreement Confirmation dated as of April 1, 2019, the Guarantee and Security Agreement Confirmation dated as of March 20, 2020, the Guarantee and Security Agreement Confirmation dated as of March 31, 2021, the Guarantee and Security Agreement Confirmation dated as of March 31, 2022, and the Guarantee and Security Agreement Confirmation dated as of April 19, 2023, in each case with respect to clauses (a), (b) and (c) as amended, modified, waived, supplemented or restated from time to time.

“JPM Lien” means the lien on the membership interests of the Borrower created pursuant to the terms of the JPM Credit Documents.

“Lender” means, individually or collectively, as the context may require, the lenders defined in introductory paragraph (4) hereto and/or any other Person to whom such Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04.

“Lender Fee Letter” means the SMBC Lender Fee Letter and any other letter agreement with respect to fees between the Borrower and a Lender.

“LIBOR” means, for any day during any Interest Period, with respect to any LIBOR Advance (or portion thereof), the rate per annum for a one-month maturity appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page) (the “LIBOR Page”) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Period; provided that for the initial Interest Period with respect to any LIBOR Advance, if such Interest Period is shorter than one month or longer than one month, the Administrative Agent shall have the right to determine LIBOR for such Interest Period as the rate per annum for a period of the same duration as such Interest Period appearing on the LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Period, or if no rate per annum for deposits in Dollars for a period of such duration is set forth on the LIBOR Page at such time on such LIBOR Determination Date, the Administrative Agent shall have the right to determine LIBOR for such Interest Period by linear interpolation between the rate per annum for deposits in Dollars for the next shorter period and the rate per annum for deposits in Dollars for the next longer period set forth on the LIBOR Page at such time on such LIBOR Determination Date; provided further that if the rates that are described above in this definition are not set forth on the LIBOR Page as of such times, the Administrative Agent shall determine LIBOR (a) by reference to such other comparable publicly available information service for displaying rates for Dollar deposits in the London interbank market as may be selected by the Administrative Agent, in its sole discretion, or (b) if no such service is available, as the rate per annum at which Dollar deposits of $5,000,000 for a relevant maturity are offered by the principal London office of SMBC Bank International plc at approximately 11:00 a.m., London time, on such LIBOR Determination Date for delivery on the

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first day of such Interest Period to other banks in the Eurocurrency market. If the rate determined pursuant to the foregoing is less than zero, the applicable LIBOR shall be deemed to be zero.

~~For the avoidance of doubt, if LIBOR has been replaced with a Benchmark Replacement pursuant to Section 2.24 herein, then, as applicable and unless the context requires otherwise, “LIBOR” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced LIBOR.~~

“LIBOR Advance” means any Benchmark Advance bearing interest at LIBOR.

“LIBOR Determination Date” means, with respect to each Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“LIBOR Page” has the meaning assigned to that term in the definition of “LIBOR”.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any UCC financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Lien Release Dividend” has the meaning assigned to that term in Section 2.07(d).

“Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 2.07(d).

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Loan Asset” means any commercial loan, or portion thereof, individually or collectively, originated or acquired by the Transferor in the ordinary course of its business, which loan includes, without limitation, (a) the Required Loan Documents and Loan Asset File, and (b) all right, title and interest of the Transferor in and to the loan and any Underlying Collateral, but excluding, in each case, the Retained Interest and Excluded Amounts and which loan was acquired by the Borrower from the Transferor under the Purchase and Sale Agreement and owned by the Borrower on the initial Advance Date (as set forth on the Loan Asset Schedule delivered on the initial Advance Date) or acquired by the Borrower after the initial Advance

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thereof, or in the case of the Servicer, the Servicer or any ERISA Affiliate thereof, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Net Senior Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Net Senior Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Required Loan Documents for each such Loan Asset, and in any case that “Net Senior Leverage Ratio” or such comparable definition is not defined in such Required Loan Documents, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Required Loan Documents.

“Net Total Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Net Total Leverage Ratio” or any comparable definition in the Required Loan Documents for each such Loan Asset, and in any case that “Net Total Leverage Ratio” or such comparable definition is not defined in such Required Loan Documents, the ratio of (a) Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Required Loan Documents.

“Ninth Amendment Effective Date” means April 28, 2023.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” means Taxes other than Excluded Taxes.

“Non-Usage Fee” has the meaning set forth in the each Lender Fee Letter.

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (a) do not require the Obligor to execute and deliver a promissory note to evidence the Indebtedness created under such Loan Asset or (b) require the Obligor to execute and deliver such promissory note to any holder of the Indebtedness created under such Loan Asset only if such holder requests the Obligor to deliver such promissory note, and the Obligor has not been requested to deliver such promissory note with respect to such Loan Asset held by the Borrower.

“Notice and Request for Consent” has the meaning assigned to that term in Section 2.07(d)(i).

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent in the form attached hereto as Exhibit E.

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“Notice of Reduction” means a notice of a reduction of the Advances Outstanding or a reduction of the Maximum Facility Amount, as applicable, pursuant to Section 2.18, in the form attached hereto as Exhibit F or Exhibit G, as applicable.

“Obligations” means all present and future Indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lender, the Administrative Agent, the Secured Parties, the Bank, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, Breakage Fees, indemnifications and other amounts due or to become due by the Borrower to the Lender, the Administrative Agent, the Secured Parties, the Bank, the Collateral Agent and the Collateral Custodian under this Agreement and/or any other Transaction Document, including without limitation each Lender Fee Letter, the U.S. Bank Fee Letter, any Make-Whole Premium and costs and expenses payable by the Borrower to the Lender, the Administrative Agent, the Secured Parties, the Bank, the Collateral Agent or the Collateral Custodian, including reasonable attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“One Day Advance” means any Advance made in accordance with Section 2.02(b) that bears interest based on One Day Advance Benchmark.

“One Day Advance Benchmark” means, initially, for any date of determination with respect to any One Day Advance (or portion thereof), (i) ~~the rate per annum~~(x) prior to the SOFR Implementation Date, One Day Advance LIBOR and (y) after the SOFR Implementation Date, Term SOFR for a one-month maturity ~~appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page) (the “LIBOR Page”) as the London interbank offered rate for deposits in Dollars~~ as such rate is published by the Term SOFR Administrator at approximately 11:00 a.m., ~~London~~New York time, for each such One Day Advance Determination Date, or (ii) with respect to any One Day Advance Determination Date that is not a Business Day, the rate ~~per annum~~ for a one-month maturity ~~appearing~~(x) prior to the SOFR Implementation Date, as such rate appears on the LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, on the immediately preceding Business Day and (y) after the SOFR Implementation Date, as such rate is published by the Term SOFR Administrator at approximately 11:00 a.m., New York time, on the immediately preceding Business Day, or (iii) if the rate that is described in clauses (i) and (ii) above in this definition is

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not ~~set forth on the LIBOR Page as of such time~~available, the Administrative Agent shall determine One Day Advance Benchmark (a) by reference to such other comparable publicly available information service for displaying rates for Dollar deposits ~~in the London interbank market~~ as may be selected by the Administrative Agent, in its sole discretion, or (b) if no such service is available, as the rate per annum at which Dollar deposits of $5,000,000 for a relevant maturity are offered by the principal London office of SMBC Bank International plc at approximately 11:00 a.m., London time, on such day or the most recent Business Day for which such rate is available; provided that, notwithstanding the foregoing, to the extent a replacement of the Benchmark has occurred pursuant to Section 2.24, then “One Day Advance Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced the prior Benchmark.

“One Day Advance Benchmark Yield” means, with respect to any previously ended Remittance Period during which any One Day Advances were outstanding, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lender):

YR x L
D

where: YR	=	the One Day Advance Yield Rate applicable on such day
L	=	the outstanding principal amount of such One Day Advance on such day; and
D	=	360.

“One Day Advance Determination Date” means, with respect to any One Day Advance, the day that is two (2) U.S. Government Securities Business Days prior to the Advance Date for each such One Day Advance and each subsequent day after the Advance Date until such One Day Advance is prepaid or converted into a Base Rate Advance or a Benchmark Advance.

“One Day Advance LIBOR” means, initially, for any date of determination with respect to any One Day Advance (or portion thereof), (i) the rate per annum for a one-month maturity appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page) (the “LIBOR Page”) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, for each such One Day Advance Determination Date, or (ii) with respect to any One Day Advance Determination Date that is not a Business Day, the rate per annum for a one-month maturity appearing on the LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, on the immediately preceding Business Day, or (iii) if the rate that is described in clauses (i) and (ii) above in this definition is not set forth on the LIBOR Page as of such time, the Administrative Agent shall determine One Day Advance LIBOR (a) by reference to such other comparable publicly available information service for displaying rates for Dollar deposits in the London interbank market as may be selected by the Administrative Agent, in its sole discretion, or (b) if

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no such service is available, as the rate per annum at which Dollar deposits of $5,000,000 for a relevant maturity are offered by the principal London office of SMBC Bank International plc at approximately 11:00 a.m., London time, on such day or the most recent Business Day for which such rate is available; provided that, notwithstanding the foregoing, to the extent a replacement of the Benchmark has occurred pursuant to Section 2.24, then “One Day Advance LIBOR” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced the prior Benchmark.

“One Day Advance Limit” means $90,000,000; provided that, for the avoidance of doubt, any One Day Advance that has been prepaid or converted into a Base Rate Advance or a Benchmark Advance shall not be included in the calculation of the One Day Advance Limit.

“One Day Advance Yield Rate” means, for any One Day Advance, as of any date of determination, an interest rate per annum equal to One Day Advance Benchmark for such One Day Advance for such day plus the Applicable Spread; provided that if the Administrative Agent determines that a ~~Eurodollar Disruption Event has occurred~~Benchmark Unavailability Period has commenced, at the election of the Administrative Agent, the One Day Advance Yield Rate shall be equal to the Base Rate plus the Applicable Spread until the Administrative Agent determines that such ~~Eurodollar Disruption Event~~Benchmark Unavailability Period has ceased, at which time the One Day Advance Yield Rate shall again be equal to One Day Advance Benchmark for such One Day Advance for such date plus the Applicable Spread.

“One Day Advances Outstanding” means, at any time, the outstanding One Day Advances; provided that the One Day Advances Outstanding shall not exceed the One Day Advance Limit.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Latham & Watkins LLP, Richards Layton & Finger, P.A. and Venable LLP shall be considered acceptable counsel for purposes of this definition.

“Optional Sale” has the meaning assigned to that term in Section 2.07(c).

“Optional Sale Date” means any Business Day, provided 45 days’ prior written notice is given in accordance with Section 2.07(c).

“Outstanding Balance” means, with respect to any Loan Asset as of any date of determination, the outstanding principal balance of any advances or loans made to the related Obligor pursuant to the related Loan Agreement as of such date of determination (exclusive of any Interest and Accreted Interest); provided that amortization payments on a Loan Asset shall first be applied to Accreted Interest when determining the Outstanding Balance of such Loan Asset. For the avoidance of doubt, the Outstanding Balance with respect to a Revolving Loan Asset or a Delayed Draw Loan Asset shall be equal to the funded amount of such Revolving Loan Asset or Delayed Draw Loan Asset.

“Participant” has the meaning set forth in Section 2.14.

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“Participant Register” has the meaning set forth in Section 2.14.

“PATRIOT Act” has the meaning assigned to that term in Section 4.01(ii).

“Payment” has the meaning assigned to that term in Section 9.02(a).

“Payment Date” means the 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing on the Initial Payment Date; provided that the final Payment Date shall occur on the Collection Date.

“Payment Notice” has the meaning assigned to that term in Section 9.02(b).

“Pension Plan” has the meaning assigned to that term in Section 4.01(x).

“Permitted Investments” means, at any time, either cash or any Dollar investment that is one or more of the following obligations or securities:

(a) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c) commercial paper that (i) is payable in Dollars and (ii) is rated at least “A- 1” by Standard & Poor’s and “P-1” by Moody’s; and

(d) units of money market funds rated in the highest credit rating category by each of S&P and Moody’s.

No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Collateral Custodian, the Bank or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided that, notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an Officer’s Certificate of the Borrower or the Servicer to the Administrative Agent and the

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“Principal Collection Account” means a ~~trust~~ subaccount (account number 156948-200 at the Bank), linked to and constituting part of the Collection Account into which Principal Collections shall be deposited, in the name of the Borrower for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Principal Collection Account.

“Principal Collections” means (a) any amounts deposited by the Borrower (or the Transferor on its behalf) in accordance with Section 2.06(a)(i) or Section 2.07(e)(i) and (b) with respect to any Loan Asset, all amounts received which are not Interest Collections, including without limitation all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, not attributable to the interest on such Loan Asset; provided that, for the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account or amounts withdrawn pursuant to Section 2.21.

“Principal Collections Coverage Amount” means, as of any date of determination, without duplication, the sum of (a)(i) Principal Collections minus (ii) the amount of such Principal Collections to be distributed pursuant to Section 5.02(m)(iii) on such date and (b) all scheduled payments of principal expected to be received during the Remittance Period (and, if such Remittance Period does not end on a Business Day, including the immediately succeeding Business Day) in which such date of determination occurs.

“Principal Distribution Conditions” means each of the following: (a) there are no Advances Outstanding on such date, (b) the Borrower submits a Borrowing Base Certificate certifying the Borrowing Base as of such date, and (c) the Waterfall Coverage Ratio Test is satisfied and would be satisfied immediately after giving effect to the distribution of such Principal Collections.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, by and between the Transferor, as the seller, and the Borrower, as the purchaser, as such agreement was amended (x) by Omnibus Amendment No. 1, dated as of September 14, 2012, (y) by Omnibus Amendment No. 2, dated as of December 20, 2013, and (z) by Omnibus Amendment No. 3, dated as of June 30, 2015 and as may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the

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Borrower or the Transferor have acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to a payment default, or other default, by the related Obligor is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

~~“Reference Date” means with respect to any Benchmark Advance, the date determined by the Administrative Agent in connection with the Benchmark Replacement Conforming Changes.~~

“Register” has the meaning assigned to that term in Section 2.14.

“Reinvestment Period” means the date commencing on the Closing Date and ending on the earliest to occur of (a) May 28, 2024 (or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lender pursuant to Section 2.19(b)), (b) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof) and (c) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b); provided that if any of the foregoing is not a Business Day, the Reinvestment Period shall end on the next succeeding Business Day.

“Release Date” has the meaning assigned to that term in Section 2.07(e).
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Net Senior Leverage Ratio, Net Total Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan Asset in the Required Loan Documents or, if no such period is provided for therein, for obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the Required Loan Documents, if an obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive

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(b) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“Seventh Amendment Effective Date” means December 31, 2019.

“Sixth Amendment Effective Date” means September 10, 2019.

“SMBC” means Sumitomo Mitsui Banking Corporation, a Japanese banking corporation, in its individual capacity, together with its successors and assigns.

“SMBC Lender Fee Letter” means that certain lender fee letter, dated as of the Closing Date, by and among the Borrower, the Servicer, the Administrative Agent and SMBC, as such letter was amended (i) by the Amended and Restated Fee Letter Agreement, dated as of September 14, 2012, (ii) by the Second Amended and Restated Fee Letter Agreement, dated as of December 20, 2013, (iii) by the Third Amended and Restated Fee Letter Agreement, dated as of June 30, 2015, (iv) by the Fourth Amended and Restated Fee Letter Agreement, dated as of August 24, 2017, (v) by the Fifth Amended and Restated Fee Letter Agreement, dated as of September 12, 2018, and (vi) by the Sixth Amended and Restated Fee Letter Agreement, dated of September 10, 2019, and as may be further amended, restated, supplemented, modified, waived and/or replaced from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 0.10% (10.0 basis points).

“SOFR~~” means a rate per annum equal to the secured overnight financing rate for such Business Day published by~~Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) ~~on~~.

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www .newyorkfed.org ~~(~~, or any successor source for the secured overnight financing rate identified as such by the ~~administrator of the secured overnight financing rate~~ SOFR Administrator from time to time~~)~~.

“SOFR Advance” means an Advance that bears interest at a Benchmark Yield Rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Implementation Date” means May 15, 2023.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair market value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they

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become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“State” means one of the fifty states of the United States or the District of Columbia.

“Stated Maturity Date” means May 28, 2026 (or, if such day is not a Business Day, the next succeeding Business Day) or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lender pursuant to Section 2.19(a).

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligation, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement, as contemplated by Section 2.07(a) or Section 2.07(e)(ii).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded, does not contain any unfunded commitment on the part of the Borrower arising from an extension of credit by the Borrower to an Obligor and cannot be re-drawn upon (to the extent previously repaid by the Obligor).

“Term SOFR” means:

(a) for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, in each

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case plus the SOFR Adjustment for such Interest Period; provided, however, that for any Interest Period that is less than one month the rate shall interpolated linearly between (x) either (i) the rate for the next shorter period of time for which rates are available or (ii) if no such rate is available under clause (i), Daily Simple SOFR and (y) the rate for the next longer period of time for which rates are available (rounded to the nearest one hundred thousandth thereof); provided, further, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR~~” means as of the Reference Date, for the applicable corresponding tenor,~~ Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

~~“Term SOFR Notice” means a notification by the Administrative Agent, in consultation with the Borrower, to the Lenders, the Borrower and the Collateral Custodian of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body,~~

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~~(b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.24 that is not Term SOFR.~~

“Transaction Documents” means this Agreement, any Variable Funding Note (if delivered hereunder), any Joinder Supplement, the Purchase and Sale Agreement, the Control Agreement, the U.S. Bank Fee Letter, each Lender Fee Letter, the Collateral Agent Fee Letter and each document, instrument or agreement related to any of the foregoing.

“Transferor” means Ares, in its capacity as the transferor hereunder and as the seller under the Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“U.S. Bank” has the meaning assigned to that term in the preamble hereto.

“U.S. Bank Fee Letter” means the U.S. Bank Fee Letter, dated as of the Closing Date, by and between the Borrower and U.S. Bank, as such letter may be amended, restated, supplemented, modified, waived and/or replaced from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that each Business Day shall also be a U.S. Government Securities Business Day when used in connection with any notice given or determination made in respect of Term SOFR.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Unfunded Exposure Account” means ~~a trust~~an account (account number 156948-702 at the Bank) in the name of the Borrower and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

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“Unfunded Exposure Amount” means, as of any date of determination, an amount equal to the aggregate amount of all Exposure Amounts.

“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to any Revolving Loan Asset or Delayed Draw Loan Asset, an amount equal to (a) the Exposure Amount for such Revolving Loan Asset or Delayed Draw Loan Asset multiplied by (b) the difference of (i) 100% minus (ii) the product of (x) the Applicable Percentage for such Revolving Loan Asset or Delayed Draw Loan Asset and (y) the Assigned Value of such Revolving Loan Asset or Delayed Draw Loan Asset.

“Unfunded Exposure Equity Shortfall” means, as of any date of determination, an amount equal to the excess, if any, of (a) the aggregate of all Unfunded Exposure Equity Amounts over (b) the amount on deposit in the Unfunded Exposure Account.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

~~“Unused Portion” has the meaning set forth in each Lender Fee Letter.~~
~~“Upfront Fee” has the meaning set forth in each Lender Fee Letter.~~
“Unrestricted Cash” means, with respect to any Loan Asset, the meaning of “Unrestricted Cash” or any comparable definition in the Required Loan Documents for the applicable Loan Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Required Loan Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Required Loan Documents).

“Unused Portion” has the meaning set forth in each Lender Fee Letter.
“Upfront Fee” has the meaning set forth in each Lender Fee Letter.
“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(a) an Obligor payment default under such Loan Asset (after giving effect to any applicable grace or cure periods, but in any case not to exceed five Business Days, in accordance with the applicable Loan Agreement);

(b) any other Obligor default under such Loan Asset (after giving effect to any applicable grace or cure periods in accordance with the applicable Loan Agreement) that could reasonably be expected to have a material and adverse effect on the creditworthiness of such Obligor or on the collectability of any amount required to be paid under the related Loan Agreement for such Loan Asset;

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(c) a Bankruptcy Event with respect to the related Obligor;

(d) the occurrence of a Material Modification with respect to such Loan Asset,

(e) in the case of a First Lien Loan Asset or a First Lien Last Out Loan Asset, the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) more than 0.75x higher than such Net Senior Leverage Ratio as calculated on the applicable Cut-Off Date (provided that if any other positions in such Loan Asset existed on its Cut-Off Date then the Net Senior Leverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply, unless the Administrative Agent agrees otherwise) and (B) 3.50 to 1.00;

(f) in the case of a Second Lien Loan Asset, the Net Total Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) more than 0.75x higher than such Net Total Leverage Ratio as calculated on the applicable Cut-Off Date (provided that if any other positions in such Loan Asset existed on its Cut-Off Date then the Net Total Leverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply, unless the Administrative Agent agrees otherwise) and (B) 3.50 to 1.00; or

(g) the Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (a) less than 85% of the Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date (provided that, if any other positions in such Loan Asset by the Borrower existed on its Cut-Off Date, then the Interest Coverage Ratio utilized for the position with the earliest of such other Cut-Off Dates shall apply, unless the Administrative Agent agrees otherwise) and (b) less than 1.50 to 1.00.

“Variable Funding Note” has the meaning assigned to such term in Section
2.01(a).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of
1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Event” means, as to any Loan Asset, the discovery that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset (including that the Loan Asset failed to satisfy the criteria of the definition of “Eligible Loan Asset”) and the failure of the Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof; provided that, if such breach is not cured within 10 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof, then such Loan Asset shall no longer be an Eligible Loan Asset and, so long as such breach remains uncured, shall not be included in the calculation of “Borrowing Base”.

“Warranty Loan Asset” means a Loan Asset with respect to which a Warranty Event has occurred.

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UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.04 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns, but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means a calendar day or calendar days;

(e) reference to any time means New York, New York time;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and

(i) reference to the “occurrence” of an Event of Default means after any grace period applicable to such Event of Default and shall not include any Event of Default that has been expressly waived in writing in accordance with the terms of this Agreement.

SECTION 1.05 Rates.

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The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.
THE FACILITY

SECTION 2.01 Variable Funding Note and Advances.

(a) Variable Funding Note. Upon the written request of the Lender, the Borrower shall (on the terms and subject to the conditions hereinafter set forth) deliver to the Lender, at the address set forth in Section 11.02, a duly executed variable funding note (as amended, restated, supplemented and/or otherwise modified from time to time, the “Variable Funding Note”), in substantially the form of Exhibit H, in an aggregate face amount equal to the Maximum Facility Amount, and otherwise duly completed. If any Variable Funding Note is issued, interest shall accrue on such Variable Funding Note, and such Variable Funding Note shall be payable, as described herein.

(b) Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request that the Lenders make Advances secured by the Collateral Portfolio, each in an aggregated amount not to exceed at any time the amount of each Lender’s Commitment, (x) to be paid to the Borrower for the purpose of purchasing Eligible Loan Assets, (y) to be deposited in the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount or (z) to be paid to the Borrower for distributions to the Transferor in connection with prior transfers of unleveraged Eligible Loan Assets to the Borrower as capital contributions to the Borrower, including with respect to any Borrowing Base capacity resulting from any repayment of Advances previously made to Borrower (so long as such distribution is permitted pursuant to

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converted into a Base Rate Advance and (ii) paying in full any Breakage Fees (solely to the extent the Base Rate Conversion Date occurs on any day other than a Payment Date or with less than three Business Days’ prior written notice to the Administrative Agent). The Borrower may request that the Administrative Agent convert any One Day Advance, in whole and not in part, to a Base Rate Advance by delivering a Conversion Notice to the Administrative Agent no later than 1:00 p.m. at least one Business Day before the Base Rate Conversion Date on which such One Day Advance is to be converted into a Base Rate Advance.

(d) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein (including without limitation the payment of the Make-Whole Premium and Breakage Fees, as applicable), the Borrower may (i) borrow, repay or prepay and reborrow Advances Outstanding without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period and (ii) repay or prepay Advances Outstanding without any penalty, fee or premium after the end of the Reinvestment Period and prior to the Facility Maturity Date.

(e) A determination by SMBC of the existence of any ~~Eurodollar Disruption~~Benchmark Transition Event (any such determination to be communicated to the Borrower by written notice from the Administrative Agent promptly after the Administrative Agent learns of such event), or of the effect of any ~~Eurodollar Disruption~~Benchmark Transition Event on its making or maintaining Advances at the Benchmark or One Day Advance Benchmark, shall be conclusive absent manifest error.

(f) If, on the last day of the Reinvestment Period (or within three Business Days after the occurrence of an Event of Default if the Reinvestment Period ends due to the occurrence of an Event of Default), the amount on deposit in the Unfunded Exposure Account is less than the Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Exposure Amount Shortfall”). Following receipt of a Notice of Borrowing (as described in clause (ii) below), the Lender shall fund such Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including without limitation (a) the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02, (b) the occurrence of an Event of Default or (c) the existence of (x) an Unmatured Event of Default or (y) a Borrowing Base Deficiency); provided that:

(i) the Lender may fund such Exposure Amount Shortfall in its sole discretion to the extent that doing so would cause the Lender to make an Advance that would result in the aggregate outstanding principal amount of the Advances to exceed the Maximum Facility Amount (without taking into account the proviso set forth in the definition thereof);

(ii) the Borrower shall have caused a properly completed Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available) to be delivered to the Administrative Agent (with a copy from the Administrative Agent to the Lender) on a timely basis; and

(iii) to the extent the Reinvestment Period has ended due to the occurrence of an Event of Default, the Lender shall have a funding obligation with

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respect to the Exposure Amount Shortfall under this Section 2.02(f) solely to the extent that (1) the Borrower shall have, prior to the date of such funding obligation, deposited an amount not less than the Unfunded Exposure Equity Amount in the Unfunded Exposure Account pursuant to Section 2.04(d)(vi) or by an equity contribution by Ares or by any combination of those two methods and (2) such funds, as of the date of such funding, remain on deposit in the Unfunded Exposure Account.

For the avoidance of doubt, the Borrower shall not be required to fund the Unfunded Exposure Account unless and until the occurrence of an Event of Default or the last day of the Reinvestment Period or as required to prevent the occurrence of a Borrowing Base Deficiency. For the further avoidance of doubt, any obligation of the Lender to make an Advance pursuant to this Section 2.02(f) shall be without prejudice to the obligation of the Borrower to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom.

(g) Notwithstanding anything to the contrary herein, on the SOFR Implementation Date, (i) each LIBOR Advance that is outstanding as of the SOFR Implementation Date shall automatically, and without further action by any party hereto, be deemed to be converted into a Benchmark Advance bearing interest based on Term SOFR and (ii) each One Day Advance bearing interest based on LIBOR that is outstanding as of the SOFR Implementation Date shall automatically, and without further action by any party hereto, be deemed to be converted into a One Day Advance Benchmark bearing interest based on Term SOFR.

SECTION 2.03 Determination of Yield. The Administrative Agent shall determine the Yield for the Advances Outstanding (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date and shall advise the Servicer thereof on the fourth Business Day prior to such Payment Date.

SECTION 2.04 Remittance Procedures. The Servicer, as agent for the Administrative Agent and the Lender, shall instruct the Bank and, if the Servicer fails to do so, the Administrative Agent or the Collateral Agent may instruct the Bank, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control (as defined in the Control Agreement), the Administrative Agent or the Collateral Agent shall instruct the Bank to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a) Interest Payments During the Reinvestment Period and Absent an Event of Default. On each Payment Date during the Reinvestment Period, but so long as no Event of Default has occurred and, in any case, prior to the declaration or automatic occurrence of the Facility Maturity Date, the Servicer shall, pursuant to the first paragraph of this Section 2.04, transfer Interest Collections held by the Bank in the Interest Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts and priority, calculated as of the Determination Date immediately prior to such Payment Date:

(i) pari passu to (a) the Collateral Agent, in payment in full of all accrued and unpaid Collateral Agent Fees and all Collateral Agent Expenses, and (b) the Collateral Custodian and the Bank, in payment in full of all accrued and unpaid

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Disbursement Request, and the Servicer shall instruct the Bank to fund such draw request in accordance with such Disbursement Request. At any time, the Servicer (or, after delivery of Notice of Exclusive Control (as defined in the Control Agreement), the Administrative Agent or the Collateral Agent) may cause any amounts on deposit in the Unfunded Exposure Account which exceed the Unfunded Exposure Amount as of any date of determination to be deposited into the Principal Collection Account as Principal Collections.

(f) Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.

SECTION 2.05 Instructions to the Bank. All instructions and directions given to the Bank by the Servicer, the Borrower, the Administrative Agent or the Collateral Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Bank by telecopy, e-mail or ~~SWIFT~~otherwise in writing, trade ticket, confirmation of trade, instruction to post or to commit to the trade, SWIFT message, message via Markit Loan Settlement Custodial Services (Markit CIDD) or any other electronic communication or language), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04 and Section 5 of the Control Agreement and satisfies all applicable provisions of this Agreement. The Servicer and the Borrower shall promptly transmit to the Administrative Agent by telecopy or e-mail a copy of all instructions and directions given to the Bank by such party pursuant to Section 2.04 or Section 5 of the Control Agreement. To the extent permitted by Applicable Law, the Administrative Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Bank by the Administrative Agent, pursuant to Section 2.04. If either the Administrative Agent or the Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer, the Bank, the Administrative Agent and the Collateral Agent (to the extent the Collateral Agent is not the same party as the Administrative Agent), as applicable, in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received from the Administrative Agent or the Collateral Agent, the Bank shall rely on and follow the instructions given by the Administrative Agent or the Collateral Agent, as applicable; provided that in the event any instructions given by the Administrative Agent and the Collateral Agent conflict, the Bank shall rely on and follow the instructions given by the Collateral Agent; provided further that the Bank shall promptly provide notification to the Servicer, the Borrower and/or the Administrative Agent, as applicable, of such conflicting instructions; provided further that any such failure on the part of the Bank to deliver such notice shall not render such action by the Bank invalid.

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(ii) with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset.

Upon confirmation of the deposit of the amounts set forth in Section 2.07(e)(i) into the Principal Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset (the date of such confirmation or delivery, the “Release Date”), such Warranty Loan Asset and related Portfolio Assets shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. On the Release Date of each Warranty Loan Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Loan Asset and any related Portfolio Assets and all future monies due or to become due with respect thereto.

(f) Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), (c), (e) or (g) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower), with a copy to the Collateral Custodian:

(i) the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent in connection with such sale, substitution or repurchase;

(ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted or repurchased;

(iii) no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower and the Servicer in the selection of the Loan Assets to be sold, repurchased or substituted;

(iv) the Borrower shall give three Business Days’ notice of such sale (other than in the case of an Optional Sale), substitution or repurchase;

(v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Principal Collection Account in connection with any sale, substitution or repurchase;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

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SECTION 2.08 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 5:00 p.m. on the day when due in Dollars in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by Applicable Law, pay to the Secured Parties interest on all amounts not paid or deposited when due (taking into account any grace period provided for herein related to such payments) to any of the Secured Parties hereunder at an interest rate of 2.00% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at the Benchmark Yield Rate, One Day Advance Yield Rate or Base Rate Yield Rate, as applicable), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by the Lender to the Borrower or any other Person for any reason. Each Benchmark Advance shall accrue interest at the applicable Benchmark Yield Rate for such Benchmark Advance during each applicable Interest Period. All computations of interest and all computations with respect to the Yield, the Benchmark Yield and the Benchmark Yield Rate with respect to Benchmark Advances and One Day Advance Benchmark Yield and One Day Advance Yield Rate with respect to One Day Advances, in each case, shall be computed on the basis of a year of 360 days for the actual number of days elapsed. Payments of Yield with respect to each Benchmark Advance shall be payable on each Payment Date on which an Interest Period for such Benchmark Advance ends. Each One Day Advance shall accrue interest at the One Day Advance Yield Rate for each day beginning on, and including, the Advance Date and ending on, but excluding, the Benchmark Conversion Date or Base Rate Conversion Date for such One Day Advance or the date such One Day Advance is repaid in full at the One Day Advance Benchmark Yield. All computations of interest and all computations with respect to the Yield and Base Rate Yield with respect to Base Rate Advances shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed; provided that any calculation with respect to clause (c) of the definition of Base Rate shall be based on a year of 360 days. Each Base Rate Advance shall accrue interest at the Base Rate Yield for each day beginning on, and including, the Advance Date or Base Rate Conversion Date, as applicable, with respect to such Base Rate Advance and ending on, but excluding, the Benchmark Conversion Date. Any One Day Advance Benchmark Yield accruing on the days including the first day of a calendar month and ending on, and including, the Determination Date for such calendar month, shall be payable on the Payment Date occurring during such calendar month. Any One Day Advance Benchmark Yield accruing on days after the Determination Date in any calendar month shall be payable on the Payment Date occurring during the next calendar month. Any Base Rate Yield accruing on the days including the first day of a calendar month and ending on, and including, the Determination Date for such calendar month, shall be payable on the Payment Date occurring during such calendar month. Any Base Rate Yield accruing on days after the Determination Date in any calendar month shall be payable on the Payment Date occurring during the next calendar month.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and

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such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Lender and the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lender, the Administrative Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lender, the Administrative Agent or an Affiliate thereof), including without limitation any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund Advances or maintain the Advances Outstanding. The Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

(d) In connection with the use or administration of Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the other parties hereto of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.09 Fees. The Borrower shall pay to the Lender (either directly or through the Administrative Agent) certain fees in the amounts and on the dates set forth in each Lender Fee Letter.

SECTION 2.10 Increased Costs; Capital Adequacy.

(a) If, due to either (i) the introduction of or any change following the Closing Date (including without limitation any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law (including without limitation any law or regulation resulting in any interest payments paid to the Lender under this Agreement being subject to any Tax, except for Taxes on the overall net income of the Lender), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Administrative Agent, the Lender or any Affiliate, participant (provided that a participant shall not be entitled to receive any greater payment under this Section 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such participant), successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to

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event relieve the Borrower of paying any amounts owing pursuant to this Section 2.10 in accordance with the terms hereof.

(f) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith and (ii) any law, request, rule, guideline or directive promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to have been introduced after the Closing Date, thereby constituting a change for which a claim for increased costs or additional amounts may be made hereunder with respect to the Affected Parties, regardless of the date enacted, adopted or issued.

SECTION 2.11 Taxes.

(a) All payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Non-Excluded Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Non- Excluded Taxes (including without limitation any Non-Excluded Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.

(b) The Borrower will indemnify, from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower are insufficient the Servicer, on behalf of the Borrower, will indemnify) each Indemnified Party for the full amount of Non-Excluded Taxes payable or paid by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower. An invoice as to the amount of such payment or liability delivered to the Borrower or Servicer by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Non-Excluded Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(d) (i) If the Lender or any assignee of the Lender is a Foreign Lender, such Lender or such assignee, as applicable, shall, to the extent it is legally entitled to do so, deliver to the Borrower, with a copy to the Administrative Agent, within 15 days after becoming a Foreign Lender hereunder whichever of the following is applicable:

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(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder, executed ~~originals~~copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) in the case of a Foreign Lender claiming that its income hereunder is effectively connected with its conduct of a trade or business in the United States an executed ~~original~~copy of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed ~~originals~~copies of IRS Form W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed ~~originals~~copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(ii) If the Lender or any assignee of the Lender is not a Foreign Lender, such Lender or such assignee, as applicable, shall deliver to the Borrower, with a copy to the Administrative Agent, one (or such other number as may from time to time be prescribed by Applicable Law) duly completed copy of Internal Revenue Service Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) as will enable the Borrower and the Administrative Agent to determine whether such Lender is exempt from or subject to backup withholding or information reporting requirements.

(iii) In addition, the Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as may be required under Applicable Law to permit the Borrower or the Servicer to make payments hereunder for the account of the Lender, if the Lender is a Foreign Lender, without deduction or withholding of United States federal income or similar Taxes, or to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.11(d), the execution and submission of such documentation shall

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not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

The Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.11(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) If a payment made to the Lender hereunder would be subject to United States federal withholding Tax imposed by FATCA if the Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and Administrative Agent documentation reasonably requested by the Borrower and Administrative Agent sufficient for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that the Lender has complied with such applicable reporting requirements.

(f) If the Administrative Agent or the Lender determines, in its sole discretion, that it has received a refund or credit (in lieu of such refund) of any amounts as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the amounts giving rise to such refund), together with any interest paid by the relevant Governmental Authority with respect to such refund; provided that the Borrower, upon the request of the Administrative Agent or the Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or the Lender in the event the Administrative Agent or the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or the Lender to make available its Tax returns or its books or records (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower, the Servicer, the Administrative Agent and the Lender contained in this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

SECTION 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase and Sale Agreement (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts

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or Retained Interest (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Purchase and Sale Agreement. The Borrower confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase and Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

SECTION 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, the Lender (including without limitation its successors and assigns) or any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, and none of the Administrative Agent, the Collateral Agent or the Lender (including its successors and assigns) nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address set forth in Section 11.02 (or such other address as the Administrative Agent may designate in writing to the other parties to this Agreement) a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. If a Lender sells a participation, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant (each, a “Participant”) and the principal amounts (and stated interest)

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of each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 2.15 Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true, complete and correct in all material respects on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.

SECTION 2.16 Release of Loan Assets.

(a) The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) released pursuant to a Lien Release Dividend, sold or substituted in accordance with the applicable provisions of Section 2.07 or liquidated in accordance with Sections 6.05 and 12.08(a) and any Portfolio Assets pertaining to such Loan Asset and (ii) any Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit L) (unless the Collateral Custodian and the Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver to the Borrower (or its designee) the Required Loan Documents relating to the Loan Asset subject to such release within two Business Days of receipt of such notification and request.

(b) Promptly after the Collection Date has occurred, the Lender and the Administrative Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent, the Lender or the Administrative Agent but without any other representation or warranty, express or implied, by or recourse against the Lender or the Administrative Agent.

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SECTION 2.17 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower in connection with sales and substitutions of Loan Assets pursuant to Section 2.07 on account of such Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

SECTION 2.18 Prepayment; Termination.

(a) Except as expressly permitted or required herein, including without limitation any repayment necessary to cure a Borrowing Base Deficiency, Advances Outstanding may only be reduced in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent and the Collateral Agent (with a copy to the Collateral Custodian and the Bank) at least three Business Days (or, in the case of One Day Advances, one Business Day) prior to such reduction. Upon any prepayment, the Borrower shall also pay in full any Make- Whole Premium, any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date or with less than three Business Days’ (or, in the case of One Day Advances, one Business Day’s) prior written notice to the Administrative Agent) and other accrued and unpaid costs and expenses of the Administrative Agent and the Lender related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the payment of any Breakage Fees, to the pro rata reduction of the Advances Outstanding and to the payment of any accrued and unpaid costs and expenses of the Administrative Agent and the Lender related to such prepayment. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable.

(b) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents or reduce the Maximum Facility Amount, as applicable, upon three Business Days’ prior written notice to the Administrative Agent and the Collateral Agent (with a copy to the Collateral Custodian and the Bank) and only so long as no Event of Default has occurred and no Unmatured Event of Default exists. Subject to the satisfaction of the conditions set forth in the immediately preceding sentence, the Borrower may terminate this Agreement upon indefeasible payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Collateral Agent, the Administrative Agent and the Lender and payment of all other Obligations (other than unmatured contingent obligations) (but without the payment of any prepayment premiums, including the Make-Whole Premium, or prepayment fees).

(c) Notwithstanding anything to the contrary in Section 2.18(b), no Make- Whole Premium shall be payable by the Borrower in the event that either (x) the Obligations are refinanced by the proceeds of any other financing of the Transferor or any of its Affiliates by any of the Administrative Agent or any of their respective Affiliates or (y) the Administrative Agent or any of their respective Affiliates enters into another credit facility or other financing with the Transferor or any of its Affiliates substantially concurrently with the termination of this Agreement (provided that in either case of clause (x) or clause (y) above, the aggregate

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commitments of such financing shall equal or exceed the Advances Outstanding on such date, and the Administrative Agent or its respective Affiliates hold at least 51% of the aggregate commitments of such replacement or other financing).

(d) The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Lender to enter into this Agreement.

SECTION 2.19 Extension of Stated Maturity Date and Reinvestment Period.

(a) The Borrower may, at any time after the first anniversary of the Eighth Amendment Effective Date, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” for an additional period of one year. The Stated Maturity Date may be extended by one year by mutual agreement among the Administrative Agent, the Lenders, the Borrower and the Servicer, with a copy to the Collateral Custodian and the Bank (such extension, the “Initial Stated Maturity Extension”). Following such Initial Stated Maturity Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in the definition of “Stated Maturity Date” (as revised by the Initial Stated Maturity Extension) for an additional period of one year (such extension, the “Second Stated Maturity Extension”). The Stated Maturity Date (as revised by the Initial Stated Maturity Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, the Lenders, the Borrower and the Servicer (with a copy to the Collateral Custodian and the Bank). The effectiveness of either the Initial Stated Maturity Extension or the Second Stated Maturity Extension shall be conditioned upon the payment of a Stated Maturity Extension Fee (as defined in each Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that any Lender or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Stated Maturity Date.

(b) The Borrower may make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” for an additional period of one year. Such date may be extended by one year by mutual agreement among the Administrative Agent, the Lenders, the Borrower and the Servicer (such extension, the “Initial Reinvestment Period Extension”). Following such Initial Reinvestment Period Extension, the Borrower may, at any time thereafter, make a request to the Administrative Agent to extend the date set forth in clause (a) of the definition of “Reinvestment Period” (as revised by the Initial Reinvestment Period Extension) for an additional period of one year. Such date may be extended by one year upon the mutual agreement among the Administrative Agent, the Lenders, the Borrower and the Servicer (such extension, the “Second Reinvestment Period Extension”). The effectiveness of either the Initial Reinvestment Period Extension or the Second Reinvestment Period Extension shall be conditioned upon the payment of a Reinvestment Period Extension Fee (as defined in each Lender Fee Letter) to the Administrative Agent for the Administrative Agent’s own account, in immediately available funds. The Borrower confirms that any Lender or the Administrative Agent, each in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in clause (a) of the definition of “Reinvestment Period”.

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SECTION 2.20 Collections and Allocations.

(a) The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received directly by it to the Collection Account by the close of business on the second Business Day after such Available Collections are received. Upon the transfer of Available Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account, as well as the amount on deposit in the Unfunded Exposure Account, on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).

(b) On the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(c) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent in its sole discretion.

(d) Prior to a Notice of Exclusive Control (as defined in the Control Agreement), the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions) or, if the Servicer fails to do so, the Administrative Agent may, direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity unless the Servicer determines there is a substantial risk of material deterioration of such Permitted Investment, in its commercially reasonable discretion. A Permitted Investment acquired with funds deposited in the Principal Collection Account or the Unfunded Exposure Account shall mature not later than the next Business Day succeeding the day of investment, and shall not be sold or disposed of prior to its maturity unless the Servicer determines there is a substantial risk of material deterioration of such Permitted Investment, in its commercially reasonable discretion. All such Permitted Investments shall be held by the Bank subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, and otherwise comply with assumptions of the legal opinions of Latham & Watkins LLP dated as of the Closing Date and delivered in connection with this Agreement; provided that compliance shall be the responsibility of the Borrower and the Servicer and not the Collateral Agent and the Bank. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II. The Borrower (or the Servicer on its behalf) shall deposit in the Collection Account or the Unfunded

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Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Bank, the Collateral Agent, the Administrative Agent or the Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account other than, in the case of the Bank, with respect to any loss that directly results from the Bank’s failure to act as instructed by the Servicer or Borrower, which failure constitutes fraud, gross negligence or willful misconduct. The parties hereto acknowledge that the Bank, the Collateral Agent or any of their Affiliates may receive compensation with respect to the Permitted Investments.

(e) Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04 or Section 2.21.

SECTION 2.21 Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent and Administrative Agent, with a copy to the Collateral Custodian and the Bank, the Servicer (on behalf of the Borrower) may, to the extent of any Principal Collections (other than Designated Sale Proceeds) on deposit in the Principal Collection Account:

(a) prior to the end of the Reinvestment Period, withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be transferred hereunder; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.04 have been satisfied;

(ii) no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iv) the Servicer provides same day written notice to the Administrative Agent and the Bank by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v) the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer;

(vi) the Bank provides to the Administrative Agent by facsimile or email (to be received no later than 1:30 p.m. on that same day) a statement reflecting

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(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09 for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify in writing the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of Advances Outstanding of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.24 Effect of Benchmark Replacement Setting.

~~(a) Replacement of LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3- month, 6-month and 12-month LIBOR tenor settings. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, on the earlier of:~~

~~(i) the date on which all Available Tenors of LIBOR have either permanently or indefinitely ceased to be provided by the regulatory supervisor of the administrator of the LIBOR Page or it has been announced by the Financial Conduct Authority pursuant to a public statement or publication of information that LIBOR is no longer representative; and~~

~~(ii) the Early Opt-in Effective Date;~~

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~~then, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Transaction Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Transaction Document; provided that, notwithstanding anything to the contrary in Section 11.01, the Administrative Agent may amend this Agreement to adopt Benchmark Replacement Conforming Changes in connection with the replacement of LIBOR with the Benchmark Replacement. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.~~

~~Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, if the Benchmark Replacement is not Term SOFR, then, on the date which is thirty (30) days following the delivery of the Term SOFR Notice, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or~~ consent of any other party to, this Agreement or any other Transaction Document. For the ~~avoidance of doubt, the Administrative Agent shall not be required to deliver any Term SOFR Notice after the occurrence of a Term SOFR Transition Event, and may do so in its sole discretion.~~

(a) ~~(b)~~ Benchmark ~~Transition Event~~Replacement. Notwithstanding anything to the contrary herein~~, upon the occurrence of~~ or in any other Transaction Document, if a Benchmark Transition Event~~, the~~ and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace ~~the then-current~~such Benchmark for all purposes hereunder and under any ~~other~~ Transaction Document in respect of ~~any~~such Benchmark setting ~~at or after 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have provided notice of such Benchmark Replacement to all Lenders,~~and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. ~~At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request~~

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~~for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a Base Rate Advance. During the period referenced in the foregoing sentence, any component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.~~If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) ~~(c) Benchmark Replacement~~ Conforming Changes. In connection with the ~~implementation and~~use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right ~~to make Benchmark Replacement~~, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) ~~(d)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the ~~Borrower and the Lenders (with a copy to the Collateral Custodian)~~parties hereto of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Lenders, the Borrower and the Servicer of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section ~~2.23~~2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section ~~2.23~~2.24.

(d) ~~(e)~~ Unavailability of Tenor of Benchmark. ~~At~~ Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or LIBOR)~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may ~~remove any tenor of such Benchmark that is~~modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non- representative ~~for Benchmark (including Benchmark Replacement) settings and (ii)~~tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a

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screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate ~~any~~ such previously removed tenor ~~for Benchmark (including Benchmark Replacement) settings by notice to the parties hereto~~.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Base Rate Advances. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) Standards for Decisions and Determinations. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.24 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.24 (or the defined terms used in this Section 2.24).

ARTICLE III.
CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i) all reasonable up-front expenses and fees (including legal fees and any fees required under each Lender Fee Letter and the U.S. Bank Fee Letter) that are invoiced at or prior to the Closing Date shall have been paid in full;

(ii) any and all information submitted to the Lender and the Administrative Agent by the Borrower, the Transferor or the Servicer or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(iii) the Administrative Agent shall have received all documentation and other information requested by the Administrative Agent in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering

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(g) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause Servicer to give, notice to the Administrative Agent within two Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset.

(h) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a hard copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within five Business Days of the Cut-Off Date pertaining to such Loan Asset.

(i) Taxes. The Borrower will file or cause to be filed its Tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(m)).

(j) Notice of Event of Default. The Borrower will provide the Administrative Agent (with a copy to the Collateral Agent, Collateral Custodian and the Bank), within two Business Days, written notice of the occurrence of each Event of Default of which the Borrower has knowledge or has received notice, other than notice received from the Administrative Agent. In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default, the Borrower will provide to the Collateral Agent and the Administrative Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(k) Notice of Material Events. The Borrower shall promptly, upon becoming aware thereof, notify the Administrative Agent (with a copy to the Collateral Custodian and the Bank) of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(l) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Ares or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which Ares is a member in an amount equal to or greater than $100,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $1,000,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m) Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(n) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or

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for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any Person other than the Administrative Agent and the Lender, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e) Liens. The Borrower shall not create, incur or permit to exist any Lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f) Organizational Documents. The Borrower shall not amend, modify, waive or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Administrative Agent.

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or divide, liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (x) to finance the purchase by the Borrower from the Transferor on a “true sale” basis, of Collateral Portfolio pursuant to the terms of the Purchase and Sale Agreement, (y) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Loan Assets and Delayed Draw Loan Assets included in the Collateral Portfolio or (z) to distribute such proceeds to the Transferor (so long as such distribution is permitted pursuant to Section 5.02(m)). For the avoidance of doubt, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, an Affiliate of a Lender.

(i) Sanctions. Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (a) for the purpose of funding any unlawful activities or business of or with a Sanctioned Person or in any Designated Jurisdiction, or (b) in any manner that would be prohibited by Sanctions or would otherwise cause a Lender to be in breach of any Sanctions.

(j) Anti-Corruption Laws. Directly or indirectly use the proceeds of any Advance for any purpose which would breach the provisions of (x) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti- corruption legislation in other jurisdictions in which the Borrower or the Servicer is located or doing business and (y) all laws of any applicable jurisdiction in which the Borrower or the Servicer is located or doing business concerning or relating to anti-money laundering and anti- terrorism financing, including the USA PATRIOT Act, the Money Laundering Control Act of

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related thereto with any of the officers or employees of the Servicer having knowledge of such matters.

(iii) The Servicer will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Collateral Portfolio, including, without limitation, the Records, with a legend, acceptable to the Administrative Agent describing the sale of the Collateral Portfolio from the Transferor to the Borrower.

(e) Preservation of Security Interest. The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Servicing Standard. The Servicer will comply in all material respects with the Servicing Standard in regard to the Collateral Portfolio.

(g) Notice of Event of Default. The Servicer will provide the Administrative Agent (with a copy to the Collateral Agent, the Collateral Custodian and the Bank), within two Business Days, written notice of the occurrence of each Event of Default of which the Servicer has knowledge or has received notice, other than notice received from the Administrative Agent. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default, the Servicer will provide to the Collateral Agent and the Administrative Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h) Taxes. The Servicer will file its Tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(i) Other. The Servicer will promptly furnish to the Collateral Agent and the Administrative Agent such other information, documents, records or reports respecting the Collateral Portfolio, including without limitation the Records, or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent and the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(j) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or obtains actual knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court

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copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XI.
MISCELLANEOUS

SECTION 11.01 Amendments and Waivers. Except in connection with the adoption of Benchmark Replacement and ~~Benchmark Replacement~~ Conforming Changes, no amendment or waiver of any provision of this Agreement or any other Transaction Document (including any increase in the Aggregate Commitments), and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders, the Administrative Agent, the Servicer and the Borrower (with a copy to the Collateral Custodian and the Bank), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender;

(b) other than any modifications contemplated by Section 11.01(a) or (c), modify the definition of “Reinvestment Period” or “Stated Maturity Date” without the written consent of SMBC (to the extent SMBC is a Lender) and each Lender that has at least the lesser of (i) $75,000,000 in Commitments and (ii) 10% of Aggregate Commitments;

(c) postpone any date fixed by this Agreement or any other Transaction Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Transaction Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Advance, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Transaction Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Base Rate, Prime Rate, or Benchmark Yield Rate that would result in a reduction of any interest rate on any Advance or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that this clause (d) shall not apply in the case of an amendment to adopt a Benchmark Replacement or ~~Benchmark Replacement~~ Conforming Changes;

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If to the Bank:

U.S. Bank National Association
Corporate Trust Services
One Federal Street, Third Floor
Boston, Massachusetts 02110
Reference: CDO Unit – Ares Capital JB Funding LLC
Attention: ~~James Byrnes~~Rory P. Hirl
Email: ~~aresmgmt~~ares.cdo@usbank. com and ~~james.byrnes~~rory.hirl@usbank. com

If to the Collateral Custodian:

U.S. Bank National Association
as the Collateral Custodian
1719 Range Way
Florence, SC 29501
Attention: Steve Garrett
Facsimile No.: 843-673-0162
Email: steven.garrett@usbank. com
with a copy to:
U.S. Bank National Association
Corporate Trust Services
One Federal Street, Third Floor
Boston, Massachusetts 02110
Reference: CDO Unit – Ares Capital JB Funding LLC
Attention: ~~James Byrnes~~Rory P. Hirl
Email: ~~aresmgmt~~ares.cdo@usbank. com and ~~james.byrnes~~rory.hirl@usbank. com

Notices and communications by facsimile and e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

SECTION 11.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Lender, the Collateral Agent, the Collateral Custodian, the Bank and their respective successors and permitted assigns. The Lender and its respective successors and assigns may assign, syndicate, or grant a security interest or sell a participation interest in, (i) this Agreement and the Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) or any Variable

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Funding Note (or any portion thereof) to any Person other than the Borrower or an Affiliate thereof; provided that, (x) so long as no Event of Default has occurred, unless the Borrower shall otherwise consent in its sole discretion, the Lender may only assign, syndicate, grant a security interest or sell a participation in, its rights and obligations hereunder to an Affiliate who is not an Ares Competitor and (y) after an Event of Default has occurred, the Lender may assign its rights and obligations hereunder to any Person or Persons who are not an Ares Competitor. Any such assignee shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed assignment and acceptance substantially in the form of Exhibit M hereto (an “Assignment and Acceptance”) and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and record in its books and records such agreement or document as may be satisfactory to such parties. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien (other than Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent (with respect to assignments, solely as to the Borrower) of the Lender (or with respect to the permissibility of any Lien, the Required Lenders) and the Administrative Agent.

(b) Whenever the term “Lender” is used herein, it shall mean SMBC, each other Lender party hereto and/or each of their respective assignees, as the context may require; provided that prior to the last day of the Reinvestment Period, each such party shall have a pro rata share of the rights and obligations of the Lender hereunder in such percentage amount as shall be obtained by dividing such party’s commitment to fund Advances hereunder by the total commitment of all parties to fund Advances hereunder; provided further that on and after the last day of the Reinvestment Period, each such party shall have a pro rata share of the aggregate Advances Outstanding as shall be obtained by dividing the amount of Advances Outstanding funded by such party by the total amount of Advances Outstanding (in each case, the “Commitment Percentage”). Unless otherwise specified herein, any right at any time of the Lender to enforce any remedy, or instruct the Administrative Agent to take (or refrain from taking) any action hereunder, shall be exercised by the Administrative Agent only upon direction by the Required Lenders at such time.

(c) Notwithstanding any other provision of this Section 11.04, the Lender may at any time pledge or grant a security interest in all or any portion of its rights (including without limitation rights to payment of principal and interest) under this Agreement to secure obligations of the Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release the Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for the Lender as a party hereto.

(d) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(d) and (e) (it being understood that the

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documentation required under Section 2.11(d) and (e) shall be delivered to the participating Lender)) and payment of Breakage Fees to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 11.04; provided that such Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.16 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.22 as though it were a Lender.

(e) ~~(d)~~ Each Affected Party, each Indemnified Party and each Secured Party shall be an express third party beneficiary of this Agreement.

SECTION 11.05 Term of This Agreement. This Agreement, including without limitation the Borrower’s obligation to observe its covenants and other agreements as set forth in Articles V and VI and the Servicer’s obligation to observe its covenants and other agreements as set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Articles VIII and XI and the provisions of Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.11, Section 11.12, and Section 11.13 shall be continuing and shall survive any termination of this Agreement.

SECTION 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 11.07 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined), the Administrative Agent (for itself and not on behalf of any Lender), the Bank and the Collateral Custodian hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Collateral Custodian, the Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a written request by the Administrative Agent, the Collateral Custodian, the Bank or any Lender, provide all documentation and other information that the Administrative Agent, the Collateral Custodian, the Bank or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer”

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and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 11.08 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Collateral Agent, the Bank, the Administrative Agent, the Lender, the Collateral Custodian and its Affiliates under Section 8.01 and Section 8.02 hereof, each of the Borrower, the Servicer and the Transferor agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lender, the Collateral Agent, the Bank and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including without limitation the reasonable fees and out-of- pocket expenses of counsel for the Administrative Agent, the Lender, the Collateral Agent, the Bank and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lender, the Collateral Agent, the Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Lender, the Collateral Agent, the Bank or the Collateral Custodian in connection with such ~~Person's~~Person’s enforcement, and after the occurrence of an Event of Default, such ~~Person's~~Person’s potential enforcement, of this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower, the Servicer and the Transferor shall pay on demand any and all stamp, court or documentary, intangible, recording, filing, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing ~~and recording of~~, recording or from any payment made under, or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the other documents to be delivered hereunder or any other Transaction Document or the funding or maintenance of Advances hereunder.

(c) The Servicer and the Transferor shall pay on demand all other reasonable out-of-pocket costs, expenses and Taxes (excluding Taxes imposed on or measured by net income) incurred by the Administrative Agent, the Lender, the Collateral Agent, the Collateral Custodian and the Bank, including without limitation all costs and expenses incurred by the Administrative Agent in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records, including without limitation the Records.

(d) For the avoidance of doubt, except with respect to the costs and expenses to be paid to the Collateral Agent and the Collateral Custodian, costs and expenses to be paid pursuant to this Section 11.07 shall exclude all allocable overhead costs and expenses.

SECTION 11.09 No Proceedings. Each of the Servicer and the Transferor agree that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall

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Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed in any way by the terms of this Agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(j) Nothing herein shall obligate the Collateral Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(k) In acting hereunder and under the Control Agreement, the Bank shall be entitled to the same protections, rights, immunities and indemnities as are afforded the Collateral Custodian.

(l) The Collateral Custodian shall have no liability for losses arising from any cause beyond its control, including acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, tornadoes or other disaster, or any delay, error, omission or default of mail, telegraph, cable or wireless agency or operator, or the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. However, the Collateral Custodian shall take all reasonable actions to mitigate any losses due to the occurrence of any of the events in the preceding sentence and shall perform all duties and actions required of them to the fullest extent possible and should the Collateral Custodian fail to be able to perform as required, the Collateral Custodian shall notify the Servicer and the Administrative Agent as soon as practicable of such occurrence.

(m) The Collateral Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the actions or omissions of any such agent or attorney appointed and maintained with reasonable due care; provided that the Administrative Agent and the Servicer have consented to such appointment.

(n) The Collateral Custodian and the Bank shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of ~~LIBOR~~the Benchmark (or any ~~other Benchmark,~~ Benchmark Replacement or other applicable rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, the date any Benchmark is replaced, Benchmark Transition Event~~, Early Opt-In Effective Date~~ or any material disruption or other event relating to ~~LIBOR or any other~~the Benchmark, (ii) to select, determine or designate any Benchmark, Benchmark Replacement or other alternate reference

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rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any applicable adjustment for any Benchmark Replacement or any other spread adjustment or other modifier to any Benchmark, Benchmark Replacement or other replacement or successor rate or index, or (iv) to determine whether or what amendments or changes (including any ~~Benchmark Replacement~~ Conforming Changes) are necessary or advisable, if any, in connection with any of the foregoing.

(o) Each of the Collateral Custodian and the Bank shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or the other Transaction Documents as a result of the unavailability of ~~LIBOR~~the Benchmark (or any ~~other Benchmark,~~ Benchmark Replacement or other applicable rate) and the absence of any Benchmark, Benchmark Replacement rate or other replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

SECTION 12.07 Collateral Custodian Resignation.

The Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives the Collateral Custodian written notice of an earlier termination hereof, the Collateral Custodian shall (i) be reimbursed for any costs and expenses the Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of the Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to the Collateral Custodian in writing upon the receipt of a request in the form of Exhibit L; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Administrative Agent (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

SECTION 12.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit L, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such

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